UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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AutoZone, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	PLACE	RECORD DATE
December 20, 2023 8:00 a.m. Central Time	J. R. Hyde III Store Support Center 123 S. Front Street Memphis, Tennessee 38103	Close of business on October 23, 2023

ITEMS OF BUSINESS
Proposal		Board Voting Recommendation
1. Election of 10 directors		FOR each nominee
2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2024 fiscal year		FOR
3. Approval of an advisory vote on the compensation of named executive officers		FOR
4. Approval of frequency of advisory vote on named executive officer compensation		1 YEAR

In addition, we will transact such other business properly brought before the meeting.

VOTING

Your vote is important. We strongly encourage you to submit your vote as promptly as possible through the Internet, by telephone or by mailing your completed and signed proxy card (or voting instruction form, if you hold your shares through a broker, bank or nominee). For more specific instructions on how to vote, please see page 68.

MEETING MATERIALS

This Proxy Statement and our 2023 Annual Report are available on the Investor Relations section of our website at investors.autozone.com. Additionally, you may access our proxy materials at www.envisionreports.com/AZO.

ATTENDING THE MEETING

We are holding the 2023 Annual Meeting at the J. R. Hyde III Store Support Center located at 123 S. Front St, Memphis, Tennessee 38103. For additional information on how you may attend or vote at the meeting, please see page 68.

Memphis, Tennessee October 30, 2023	By Order of the Board of Directors, Jenna M. Bedsole Secretary

PROXY SUMMARY

This Proxy Summary provides general information about AutoZone and highlights information contained elsewhere in this Proxy Statement. As it is only a summary, please refer to the entire Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended August 26, 2023 before you vote. In this Proxy Statement, we use the term “AutoZone,” “we,” “us,” “our” and “the Company” to refer to AutoZone, Inc.

MEETING INFORMATION

DATE & TIME	LOCATION	RECORD DATE
December 20, 2023 at 8:00 a.m. CT	J. R. Hyde III Store Support Center, 123 S. Front Street, Memphis, Tennessee 38103	Shareholders of record as of the close of business on October 23, 2023 are entitled to vote.

ITEMS OF BUSINESS

Proposal No.		Board Recommendation	Page
1.	Election of 10 directors	FOR each of the directors	22
2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2024 fiscal year	FOR	28
3.	Approval of an advisory vote on the compensation of named executive officers	FOR	30
4.	Approval of frequency of advisory vote on named executive officer compensation	1 YEAR	31

VOTING

We strongly encourage you to submit your vote as promptly as possible through the Internet, by telephone or by mailing your completed and signed proxy card (or voting instruction form, if you hold your shares through a broker, bank or nominee). You may also attend the Annual Meeting and vote in-person.

Internet	Telephone	Mail	At the Meeting
Visit the website on your proxy card, voting instruction form or electronic communications.	Call the telephone number on your proxy card, voting instruction form or electronic communications.	Sign, date and return your proxy card or voting instruction form in the enclosed envelope.	Attend the Annual Meeting and vote in-person.

For more specific instructions on how to vote as well as how to attend the Annual Meeting, please see page 68.

ABOUT THESE MATERIALS

We began mailing our Notice of Internet Availability of Proxy Materials (the “Notice”) to each shareholder entitled to vote at the Annual Meeting on or about October 30, 2023. Our Board of Directors (the “Board”) has sent you this Proxy Statement to solicit your vote at the Annual Meeting or any adjournment thereof.

2023 Proxy Statement	1

AutoZone Highlights

FY23 FINANCIAL AND OPERATIONAL HIGHLIGHTS*

●
$17.5 Billion in Revenue and $132.36 Diluted Earnings per Share
●
Completed $3.7 billion in Share Repurchases
●
Average of 17.9% Total Shareholder Return (TSR) for past 20 years
●
7,140 Stores Globally, including 6,300 in the U.S., 740 in Mexico and 100 in Brazil
●
5,682 Commercial Programs in the U.S.

For more information, see: AutoZone’s Form 10-K for FY23 filed with the Securities and Exchange Commission (“SEC”).

CORPORATE GOVERNANCE

●
Board Leadership consists of Chairman, Chief Executive Officer (“CEO”) and President as well as Lead Independent Director
●
Disciplined succession planning efforts resulted in appointment of CEO-Elect with over 30 years of AutoZone tenure and nearly 40 years of industry experience
●
Committees made up entirely of Independent Directors
●
One class of outstanding shares with each share entitled to one vote
●
Committee charters reflect strong oversight of environmental, social and governance (“ESG”) matters
●
Corporate Governance Principles amended to provide for Board Diversity Policy

For more information, see: Corporate Governance beginning on page 7.

EXECUTIVE COMPENSATION

●
Significant portion of executive’s compensation is variable or at-risk
●
Annual Incentive Plan tied to economic profit, as a function of Earnings Before Interest and Taxes (“EBIT”) and Return on Invested Capital (“ROIC”)
●
Shareholder support for Say-On-Pay Vote at 93% for average of past ten years, and 88% last year
●
Compensation plans and practices reviewed to ensure they do not encourage excessive risk-taking
●
Stock Ownership Guidelines aligned to compensation strategy

For more information, see: Compensation, Discussion & Analysis beginning on page 26.

SHAREHOLDER ENGAGMENT

●
Conduct year-round outreach through our senior management, investor relations and legal teams to understand shareholders’ perspectives, priorities and concerns
●
In the Summer and Fall of 2023, invited investors representing 59.9% of shares outstanding to discuss corporate governance practices and CEO transition

For more information, see: Shareholder Engagement on page 15 and Compensation, Discussion & Analysis on page 26.

* Information reflected as of, and for the fiscal year ended, August 26, 2023, as applicable

Disclaimer: The contents of any websites, reports or other materials are not incorporated by reference into this proxy statement and do not constitute a part of this proxy statement.

2	2023 Proxy Statement

CULTURE

●
Our Pledge and Values foster a strong, unique culture of teamwork and customer service. Every AutoZoner, from the Board of Directors and CEO Team (Vice Presidents and above) to AutoZoners in our stores, strive to Live the Pledge.
●
Meetings at AutoZone begin with our Cheer, to remind us of our commitment to customer satisfaction and our promise to put customers first, and an Extra Miler Story, to recognize fellow AutoZoners for living our Pledge and Values and taking care of our customers.
●
We believe our commitment to living the Pledge and Values and strong culture of recognition is what sets us apart from our competitors and drives our success.

HUMAN CAPITAL MANAGEMENT

●
Approximately 119,000 AutoZoners Globally
●
Named to Forbes World’s Best Employers for 2021 and 2022
●
Significant diversity of backgrounds, experiences and tenures represented on the Board and Executive Committee
●
Six Business Resource Groups supported by a cross-functional Diversity Council and Diversity, Equity and Inclusion (“DEI”) Steering Committee
●
Published EEO-1 compliant disclosure in ESG Report

For more information, see: Our most recent ESG Report at investors.autozone.com.

Forward Looking Statements: Certain statements contained in this proxy statement, including statements about our estimates, expectations, beliefs, intentions or strategies, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, some of which are discussed in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of the Company’s Annual Report on Form 10-K for the year ended August 26, 2023. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

2023 Proxy Statement	3

Board of Directors Nominees

Name and Principal Occupation	Independent	Age	Director Since	Diversity		Committee Membership
				Gender	Ethnicity	Audit	Comp	NomGov
Michael A. George Former President and CEO of Qurate Retail		62	2022			M
Linda A. Goodspeed Former Managing Partner and COO of WealthStrategies Financial Advisors		61	2013			M	M
Earl G. Graves, Jr. President and CEO of Black Enterprise	Lead	61	2002
Enderson Guimaraes Former President and COO for Laureate Education, Inc.		64	2012					M
Brian P. Hannasch President and CEO of Alimentation Couche-Tard		57	2022				M
D. Bryan Jordan Chairman, President and CEO of First Horizon Corporation		61	2013					M
Gale V. King Former EVP and Chief Administrative Officer of Nationwide Mutual Insurance Company		67	2018				M
George R. Mrkonic, Jr. Former Non-Executive Chairman of Maru Group		71	2006			M
William C. Rhodes, III Chairman, President and CEO of AutoZone, Inc.		58	2005
Jill A. Soltau Former CEO of J.C. Penney Company, Inc.		56	2018					M

indicates Committee Chairperson M indicates Committee Member “Lead” indicates Lead Independent Director	“CEO” indicates Chief Executive Officer “COO” indicates Chief Operating Officer “EVP” indicates Executive Vice President

4	2023 Proxy Statement

BOARD Skills

See page 12 for additional information on director composition.

Core Skills		Distinct Strengths
Leadership	10 / 10	Retail & Consumer	9 / 10
Financial Literacy	10 / 10	International	5 / 10
Previous Public Company Board Experience	9 / 10	Technology	6 / 10
Strategy & Business Development	10 / 10	CEO Experience	6 / 10
Risk Management	10 / 10	Financial Expertise	6 / 10
		Supply Chain	6 / 10
		Human Capital Management	8 / 10

BOARD COMPOSITION

Independence		Diversity
Independent	9 / 10	Gender	3 / 10
Not Independent	1 / 10	Race / Ethnic	3 / 10

Age		Tenure
50 – 59 years	3 / 10	0-5 Years	4 / 10
60 – 69 years	6 / 10	6-10 Years	2 / 10
70+ years	1 / 10	11-15 Years	1 / 10
		16+ Years	3 / 10

Executive Committee AT-A-Glance

Diversity	DEI Leadership*	Tenure
Female: ●●	BRG Sponsors: ●●●●●●	0-5 Years: ●●●
Black: ●●●●	DEI Council Members: ●●●●●●	6-10 Years: ●
Hispanic / Latin: ●●		11-20 Years: ●
Two or More Races: ●●		21+ Years: ●●●●●●●●●●
Total: 15 Executive Committee Members

* Refers to leadership, support and promotion of the Company’s DEI initiatives, through serving as an Executive Sponsor of a Business Resource Groups (“BRGs”), a member of the DEI Council or a member of the DEI Steering Committee.

2023 Proxy Statement	5

6	2023 Proxy Statement

CORPORATE GOVERNANCE

AutoZone has a long-standing commitment to promoting the long-term interests of our customers, AutoZoners and shareholders. In furtherance of this commitment, the Board has adopted a comprehensive governance framework to allow it to provide effective oversight and make informed decisions relating to the business, strategy, risk, culture and more. The following section discusses key aspects of our corporate governance structure, policies and practices.

Governance Framework

Board leadership structure

We do not have an express policy on whether the roles of Board Chairman and Chief Executive Officer should be combined or separated. Instead, the Board prefers to maintain the flexibility to determine which leadership structure best serves the interests of our shareholders. If the positions of the Chairman of the Board and CEO are held by the same person, or if the Chairman is employed by or not independent of AutoZone, then the Board will select an independent director to serve as the Lead Independent Director.

Currently, our Board believes that having a combined Chairman and CEO, a Lead Independent Director, Independent Committee Chairs, Independent Committee members and 90% of Independent Board members provides the best Board structure for AutoZone. This structure, together with our other corporate governance practices, provides strong independent oversight of management while ensuring clear strategic alignment throughout the Company.

While we currently have a combined Chairman and CEO leadership structure, the Board intends to separate the positions of Chairman and CEO in connection with the previously announced CEO succession expected to occur in January 2024. The Board has regularly reevaluated this leadership structure as part of the Board evaluation and Board succession planning processes to ensure these important governance matters are considered thoroughly and holistically.

Lead Independent Director

Earl G. Graves, Jr. Lead Independent Director

Our Lead Independent Director, Earl G. Graves, Jr., is a non-employee director who is elected by the Board annually. Our Corporate Governance Principles provide our Lead Independent Director with clearly defined responsibilities as follows:

●
Presides at all executive sessions of the Board (without management present) at every regularly scheduled Board meeting;
●
Chairs Board meetings when the Chairman is not present;
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Works with management to determine the information and materials to be provided to Board members;
●
Approves Board meeting agendas, schedules, and other information to be provided to the Board;
●
Consults with the Chairman on such other matters as are pertinent to the Board and the Company;
●
Has the authority to call meetings of the independent directors;
●
Is available for direct communication and consultation with major shareholders upon request; and
●
Serves as a liaison between the Chairman and the independent directors.

In addition, our Lead Independent Director, Mr. Graves, serves as Chairman of the Nominating and Corporate Governance Committee, which enables him to ensure the governance practices of the Board are best suited for the needs of the Company and its shareholders. In this capacity, Mr. Graves and the other independent

2023 Proxy Statement	7

members of the Nominating and Corporate Governance Committee oversee Board evaluations and Board refreshment, among other things.

Director independence

As stated in AutoZone’s Corporate Governance Principles, a substantial majority of the Board of Directors should be independent in accordance with the rules of the New York Stock Exchange (“NYSE”). The Board annually assesses each director’s independence after reviewing relevant relationships involving such director and AutoZone. As part of this review, the Nominating and Corporate Governance Committee and the Board considered all such relationships involving AutoZone’s non-employee directors, including the below matters.

Ordinary Course Transactions and Business Relationships. The Company routinely procures goods or services from various entities for which a director or his or her immediate family member may be affiliated. During FY23, all such transactions were conducted in the ordinary course of business and on an arms-length basis.

●	Ms. Soltau is a member of the board of directors of Southwest Airlines Co., from which AutoZone purchased airline tickets.
●	Mr. Hannasch is the President and Chief Executive Officer of Alimentation Couche-Tard, which operates Circle K convenience stores, from whom AutoZone purchased miscellaneous goods.
●	Mr. Jordan is the Chief Executive Officer and Chairman of the board of directors of First Horizon Corporation. First Horizon holds various AutoZone deposit accounts and participates in one of AutoZone’s supplier confirmed receivables programs (under which some AutoZone vendors are borrowers, but AutoZone is not a party to those agreements).
●	Ms. King is a member of the board of directors of Unum Group, with whom AutoZone procured group insurance benefits.

Current or Prior Employment of Immediate Family Member. Directors may have an immediate family member who is an employee of AutoZone. In FY23, all such employment relationships were in a non-officer capacity and all compensation-related decisions were made in a manner that is consistent with internal practices and policies.

Charitable Contributions or Event Sponsorships. The Company periodically makes donations to not-for-profit organizations or sponsors events with which Board members or their immediate family members may be affiliated. During FY23, all such contributions were conducted in the ordinary course of business and consistent with AutoZone’s charitable giving guidelines or otherwise in furtherance of a business purpose.

As such, the Board concluded that none of these transactions were, individually or cumulatively, material to AutoZone and also did not materially benefit any director, directly or indirectly. Accordingly, the Board affirmatively determined that none of Mses. Goodspeed, King, or Soltau or Messrs. George, Graves, Guimaraes, Hannasch, Jordan or Mrkonic has a material relationship with the Company other than in their capacity as a Board member and that all of them are independent within the meaning of the AutoZone Corporate Governance Principles, the NYSE listing standards and applicable law. The Board also determined that Mr. Rhodes is not independent since he is an employee of the Company.

COMMITTEES. AutoZone’s Board has three standing committees, each consisting solely of independent directors—the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Additional information about each of the Committees is included below.

GOVERNANCE DOCUMENTS. The key governance documents and policies adopted by the Board are:

●	Corporate Governance Principles;
●	Charters for its Audit, Compensation, and Nominating & Corporate Governance Committees;
●	Code of Conduct for all AutoZoners, including directors, officers and employees;
●	Code of Ethical Conduct for Financial Executives; and
●	Policy on Political Contributions and Lobbying Engagements.

8	2023 Proxy Statement

The Board reviews these corporate governance documents and policies from time to time and revises them when it believes it serves the interests of the Company and its shareholders to do so, such as in response to changing governance practices or legal requirements. Each of these documents is available on our website at investors.autozone.com and is also available, free of charge, in print to any shareholder who requests it.

ENVIRONMENTAL, SOCIAL & GOVERNANCE REPORTS. As part of our commitment to continuous improvement and maximizing long-term shareholder value, the Company’s commitment to sustainability has expanded over time. AutoZone has published an ESG Report, and the most current version of this report covering the 2022 Fiscal Year is available on our website at investors.autozone.com.

Our website and the information contained therein or linked thereto are not intended to be incorporated into this Proxy Statement. Further, our ESG Report is not, and will not be deemed to be, a part of this Proxy Statement or incorporated by reference herein or into any of our other filings with the SEC.

Risk Oversight

Oversight of risk management is a responsibility of the Board and is an integral part of the Board’s oversight of AutoZone’s business. AutoZone’s management takes a variety of calculated risks in order to enhance Company performance and shareholder value. The primary responsibility for the identification, assessment and management of the various risks resides with AutoZone’s management. The Board is primarily responsible for ensuring that management has established and adequately resourced processes for identifying and preparing the Company to manage risks effectively.

Strategic Planning and Operating Risks

The Board reviews the Company’s principal strategic and operating risks as part of its regular discussion and consideration of AutoZone’s strategy and operating results. The Board also regularly reviews with the General Counsel legal matters that may have a material adverse impact on the Company’s financial statements, the Company’s compliance with laws, and any material reports received from regulatory agencies.

Financial Risks

The Audit Committee is involved in the Board’s oversight of risk management. At each of its regular meetings, the Audit Committee reviews the Company’s major financial exposures and the steps management has taken to identify, assess, monitor, control, remediate and report such exposures. The Audit Committee, along with management, also evaluates the effectiveness of the risk avoidance and mitigation processes in place.

Enterprise Risks

To assist with risk management and oversight, AutoZone has adopted the concept of Enterprise Risk Management (“ERM”) using the framework issued in 2004 by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s Vice President of Internal Audit, who reports directly to the Audit Committee, has been charged with leading the Company’s ERM processes with the assistance of Company management. The Vice President of Internal Audit presents to the Audit Committee a comprehensive review of the Company’s ERM processes quarterly. This presentation includes an overview of all significant risks that have been identified and assessed and the strategies developed by management for managing such risks. The Vice President of Internal Audit leads open discussions with the Audit Committee members to analyze the significance of the risks identified and seeks to verify that the list is all-inclusive. Company management is also involved in these discussions to ensure that the Board gains a full understanding of the risks and the strategies that management has implemented to manage the risks.

Information Security Risks

The Audit Committee, in connection with its oversight of the Company’s ERM processes described above, reviews and discusses the Company’s information security risks directly with the Company’s Chief Information Security Officer. This review takes place at each routine, quarterly committee meeting and includes a discussion of significant threats, risk mitigation strategies, any IT security program assessments and identified

2023 Proxy Statement	9

improvements. Additionally, information security matters are included within a broader IT update which is typically presented annually to the full Board of Directors.

Environmental, Social and Governance

The Board exercises its oversight responsibilities of ESG matters both as a full Board and through its committees as appropriate for the subject matter. The Nominating and Corporate Governance Committee has primary responsibility for assisting the Board in overseeing Board governance policies and practices, AutoZone’s DEI efforts, ESG reporting and ESG-related shareholder engagement efforts. The Compensation Committee periodically reviews and discusses with management the alignment between AutoZone’s compensation programs and human capital management strategy. The Audit Committee provides oversight of the regulatory environment as part of ERM, including with respect to environmental and safety compliance.

Climate change is currently a matter of shared oversight. For example, reporting of initiatives and goals intended to reduce our impact on climate change is overseen by the Nominating & Corporate Governance Committee as part of their oversight of ESG reporting; oversight of environmental-related compliance is overseen by the Audit Committee; and climate change, to the extent it presents a strategic risk or opportunity is overseen by the full Board. Each of the Committees provide reports and feedback to the full Board for its collective review and discussion.

Board and Committee Meetings

Board Meetings and Attendance

During FY23, the Board held 5 meetings. The non-management members of our Board regularly meet in executive sessions in conjunction with each regularly scheduled Board meeting, with our Lead Independent Director, Mr. Graves, presiding at these sessions. All directors attended at least 75% of the meetings of the Board and their assigned committees during FY23. All directors are expected to attend our annual meetings of shareholders. At our 2022 Annual Meeting, all directors were present and available to answer questions.

Audit Committee

Meetings in FY23: 9

Members:

●
D. Bryan Jordan (Chair)
●
Michael A. George
●
Linda A. Goodspeed
●
George R. Mrkonic, Jr.

Independent: All

Qualifications: The Board has determined that each Committee member meets the qualifications of an audit committee financial expert as defined by the SEC and is financially literate as defined by the NYSE.

The Audit Committee assists the Board in overseeing the integrity of the Company’s financial statements; the independent auditor’s qualification, independence and performance; the performance of the Company’s internal audit function, and the Company’s compliance with legal and regulatory requirements.

Accordingly, the Audit Committee has responsibility for:

●
evaluating, appointing or dismissing, determining compensation for, and overseeing the work of the independent public accounting firm employed to conduct the annual audit, which reports to the Audit Committee;
●
conducting periodic reviews with Company officers, management, independent auditors, and the internal audit function;
●
reviewing and discussing with management and the independent auditor the Company’s annual audited financial statements, quarterly financial statements, internal controls report and the independent auditor’s attestation thereof, and other matters related to the Company’s financial statements and disclosures;
●
overseeing the Company’s internal audit function; and
●
reporting routinely to the Board and making recommendations.

10	2023 Proxy Statement

Compensation Committee

●
●
●
●

All

: The Board has determined that each Committee member meets the qualifications of an audit committee financial expert as defined by the Securities and Exchange Commission and is financially literate as defined by the New York Stock Exchange.

● ● ● ● , among other things: ● ● ● ● and ●

Meetings in FY23: 5

Members:

●
George R. Mrkonic, Jr (Chair)
●
Linda A. Goodspeed
●
Brian Hannasch
●
Gale V. King

Independent: All

Qualifications: The Board has determined that each member of the Compensation Committee meets the additional independence requirements of the SEC and NYSE applicable to Compensation Committee members.

The Compensation Committee has responsibility for:

●
reviewing and approving AutoZone’s compensation philosophy, strategy and objectives;
●
reviewing and approving the compensation programs, plans, policies and awards for executive officers;
●
leading the independent directors in the evaluation of the performance of the CEO in meeting established goals and objectives relevant to the compensation of the CEO;
●
acting as administrator of AutoZone’s short- and long-term incentive plans and stock or stock-based plans;
●
reviewing the compensation of AutoZone’s non-employee directors from time to time and recommending to the full Board any changes that the Compensation Committee deems necessary; and
●
reviewing and discussing with management the alignment between AutoZone’s compensation programs, company strategy and human capital management strategy.

NOMINating and corporate governance Committee

●
●
●
●

All

: The Board has determined that each Committee member meets the qualifications of an audit committee financial expert as defined by the Securities and Exchange Commission and is financially literate as defined by the New York Stock Exchange.

● ● ● ● , among other things: ● ● ● ● and ●
Meetings in FY23: 3 Members: ● Earl G. Graves, Jr (Chair) ● Enderson Guimaraes ● D. Bryan Jordan ● Jill A. Soltau Independent: All

The Nominating and Corporate Governance Committee has responsibility for:

●
ensuring that qualified candidates are presented to the Board for election as directors;
●
assisting the Board in its oversight of AutoZone’s ESG practices, including DEI and any related significant reporting and shareholder engagement efforts;
●
assisting the Board in developing criteria and procedures for the evaluation of the Board, its committees and directors; and
●
reviewing and recommending changes to AutoZone’s Articles of Incorporation, By-Laws, and Corporate Governance Principles with the aim of best serving the interests of the shareholders.

2023 Proxy Statement	11

Board Composition

Personal Characteristics and Core Competencies

The Board believes each individual director should possess certain personal characteristics, and that the Board as a whole should possess certain core competencies. Such personal characteristics are integrity and accountability, informed judgment, financial literacy, mature confidence, high performance standards, and passion. They should also have demonstrated the confidence to be truly independent, as well as be business savvy, have an owner orientation and have a genuine interest in AutoZone. Core competencies of the Board as a whole, include accounting and finance, business judgment, management expertise, crisis response, industry knowledge, international markets, strategy and vision. These characteristics and competencies are set forth in more detail in AutoZone’s Corporate Governance Principles, which are available on AutoZone’s corporate website at investors.autozone.com.

DIRECTOR SKILLS

The Board believes it can be most effective in exercising its responsibilities when it is made up of individuals who collectively possess a diverse, yet balanced, set of skills, qualifications and expertise gained from different experiences and professional settings. As such, the Nominating and Corporate Governance Committee annually reviews the skills represented on the Board, which then provides a foundation for Board refreshment, Board succession planning and director nominations.

This past year, the Nominating and Corporate Governance Committee refreshed its method of reviewing and evaluating Board skills in an effort to (i) develop a more meaningful skills matrix that reflects each individual’s strengths and expertise and (ii) better communicate to shareholders the key qualifications that each director nominee brings to the Board. In doing so, the Committee identified a certain set of “core skills” which nearly all directors possess because these skills are integral to carrying out the Board’s responsibilities. In addition to these “core skills,” the Committee identified certain “distinct strengths” which our directors possess. These strengths allow our Board, as a whole, to offer a comprehensive set of experiences, perspectives and expertise to guide our decision making. In some instances, we have intentionally sought more candidates with a specific attribute, such as CEO experience or retail industry experience, because such experience is particularly relevant to our business and valuable to our Board. In other instances, we have considered a candidate as a whole and concluded that he or she presents a variety of strengths that add to the richness of our Board. As a result, we may have a larger number of Board members with a particular strength or attribute; but it is our belief that all of these skills and experiences are of value and together allow for more thoughtful dialog and more effective execution of Board responsibilities.

12	2023 Proxy Statement

Attribute	What this means	Why it’s valuable to AutoZone
CORE SKILLS
Leadership	Experience serving as a senior executive of a significant enterprise.	Having proven leadership experience allows our Board to guide, challenge and oversee management with thoughtful and practical insights and perspectives.
Financial Literacy	Ability to read and understand financial statements, financial ratios and other indices for evaluating company performance.	Financial literacy is a necessary attribute in order to provide meaningful input on key business decisions and ensure we continue to drive long-term shareholder value.
Board Experience	Experience sitting on the Board of a public company, currently or previously.

Serving on another public company Board yields insights on trends and best practices regarding strategy, corporate governance, operations, customer insights, executive compensation, risk oversight and other matters impacting board effectiveness.

Strategy & Business Development	Experience developing and executing upon long-term strategic plans, growth strategies and capital allocation plans.	A key function of the Board is to oversee strategy so that AutoZone is, and remains, well positioned for long-term, profitable growth and success.
Risk Management	Experience overseeing or managing enterprise risk management or other functions involving significant operational, financial or legal risk.

Having first-hand experience identifying and managing risk equips the Board to carry out its risk oversight function most effectively, whether such risks are overseen by the Board as a whole or by a particular Committee.

DISTINCT STRENGTHS
Retail & Consumer	Experience at a retailer or other consumer facing company, such as consumer products or food and beverage.

We greatly value the experiences and learnings of other retailers and consumer facing businesses, whether it relates to driving operational efficiencies, building customer loyalty or sourcing the best merchandise.

International	Experience with international operations or expansion into new international markets.

Managing operations in different countries presents unique and complex challenges. Directors with relevant experience can offer considerable insights as we continue to improve and expand our international operations.

Technology	Experience with assessing opportunities and risks of new technologies and digital platforms.

Knowledge or experience with new and emerging technologies provides valuable perspectives as we develop our omni-channel strategy, build out our technology infrastructure, manage our IT investments and seek to mitigate cybersecurity and other IT-related risks.

CEO Experience	Experience serving as the senior most leader of an organization.

Directors who have served as their organization’s CEO or senior most leader have a unique appreciation for the challenges attendant to the role, such as building and leading a strong management team and balancing the interests of numerous stakeholders.

Financial Expertise	Proficiency in complex financial planning, capital allocation and/or financial reporting processes.

Directors with deep financial expertise can offer significant insights and perspectives on our efforts to invest in sustained, profitable growth, while also challenging us to build robust financial controls and to manage actual and potential risks to the business.

Supply Chain	Experience with managing and designing supply chains, ranging from global footprints to last mile solutions.	The efficiency of our supply chain and distribution network is critical to our success both in the near-term and as we strategically position the Company for sustainable, long-term growth.
Human Capital Management	Experience managing a large or global workforce.	As a global enterprise with over 100,000 AutoZoners, we are a people-first culture and are keenly focused on managing and developing our workforce.

2023 Proxy Statement	13

	George	Goodspeed	Graves	Guimaraes	Hannasch	Jordan	King	Mrkonic	Rhodes	Soltau	Total (#)	Total (%)
CORE SKILLS
Leadership	●	●	●	●	●	●	●	●	●	●	10	100%
Financial Literacy	●	●	●	●	●	●	●	●	●	●	10	100%
Board Experience	●	●		●	●	●	●	●	●	●	9	90%
Strategy and Business Development	●	●	●	●	●	●	●	●	●	●	10	100%
Risk Management	●	●	●	●	●	●	●	●	●	●	10	100%
DISTINCT STRENGTHS
Retail & Consumer	●		●	●	●	●	●	●	●	●	9	90%
International	●			●	●			●	●		5	50%
Technology	●	●	●		●				●	●	6	60%
CEO Experience	●		●		●	●			●	●	6	60%
Financial Expertise	●	●			●	●		●	●		6	60%
Supply Chain	●			●	●			●	●	●	6	60%
Human Capital Management	●		●	●	●	●	●		●	●	8	80%

BOARD DIVERSITY

Consistent with AutoZone’s Pledge and Values, the Board embraces diversity in its broadest sense and believes it is important to have directors with diverse thoughts, skills, knowledge and backgrounds. As stated in the Corporate Governance Principles, when evaluating candidates for nomination as new directors, the Nominating and Corporate Governance Committee will ensure that the initial list of candidates from which new director nominees are considered include candidates with diversity of race, ethnicity or gender. And from such list, the Board will continue to select the best candidate to fill the role.

	George	Goodspeed	Graves	Guimaraes	Hannasch	Jordan	King	Mrkonic	Rhodes	Soltau	Total (#)	Total (%)
DIVERSITY
Gender		●					●			●	3	30%
Ethnic / Racial			●	●			●				3	30%

Board Refreshment

The Board has a variety of mechanisms in place to promote Board refreshment in a manner that aligns with the long-term interests of AutoZone and its shareholders. In particular, the Board relies upon thorough and meaningful evaluations as well as a resignation policy in the event a director experiences a change in professional role or responsibility. The Board does not have an age-based or tenure-based resignation policy as the Board believes neither can adequately assess an individual director’s contribution, engagement and value to the overall effectiveness of the Board. Instead, we believe thoughtful succession planning and reflection of the Board’s overall composition allow us to refresh the makeup of the Board in a more organic and intentional manner. For example, we have had one director inform the Board of their decision to not stand for re-election at each of the 2021 and 2022 Annual Meetings. Also during that time frame, we appointed two new directors to the Board, each with experience serving as a Chief Executive Officer and each possessing other valuable skills to ensure the Board and its Committees remain well-rounded and effective in discharging their responsibilities.

14	2023 Proxy Statement

	George	Goodspeed	Graves	Guimaraes	Hannasch	Jordan	King	Mrkonic	Rhodes	Soltau	Total (#)	Total (%)
TENURE
0-5 Years	●				●		●			●	4	40%
6-10 Years		●				●					2	20%
11-15 Years				●							1	10%
15+ Years			●					●	●		3	30%

Director Tenure. The Board also considered the tenure of our independent directors, noting that Mr. Graves and Mr. Mrkonic have each served on the Board for greater than 15 years. Mr. Graves brings a wealth of experience and historical knowledge regarding the Board and how it has been most effective in executing its oversight responsibilities. Mr. Mrkonic has a deep understanding of both the Company as well as the retail industry as a whole, allowing him to challenge the status quo and offer insightful perspectives on matters of strategy, operations and corporate governance. For these reasons, the Board believes each of Mr. Graves and Mr. Mrkonic continues to be a valued member of the Board.

Board Evaluations

The Nominating and Corporate Governance Committee annually reviews and approves the process by which the Board, its Committees and the individual directors conduct an evaluation. These evaluations help inform Board succession planning as well as contribute to different enhancements that may allow the Board to carry out its roles and responsibilities more effectively. The annual Board and Committee evaluation process is typically administered by the Corporate Secretary’s office; however, the Board has at times engaged a third-party consultant to ensure the process remains dynamic and intentional. For example, in 2021, at the recommendation of the Nominating and Corporate Governance Committee, the evaluation was administered by an independent, third-party and consisted of both survey data and one-on-one interviews. These findings were then aggregated, analyzed and reported to the full Board collectively and specific feedback was provided to each individual director. In 2022 and 2023, the Board determined to use its more traditional evaluation process facilitated by the Corporate Secretary’s office.

Director Nominations

Prior to each annual meeting of shareholders at which directors are to be elected, the Nominating and Corporate Governance Committee considers incumbent directors and other qualified individuals, if appropriate, as potential director nominees. In evaluating a potential nominee, the Nominating and Corporate Governance Committee considers the personal characteristics described above, reviews the composition of the full Board and reflects upon learnings from the Board evaluations to determine the areas of expertise and core competencies needed to enhance the effectiveness of the Board. The Nominating and Corporate Governance Committee and Board also consider the specific experiences and skills that an individual nominee possesses and how such experiences might be of value to the Board and the management team. Finally, the Nominating and Corporate Governance Committee may also consider other factors such as the size of the Board, whether a candidate is independent, the listing standards requirements of the NYSE and how many other public company directorships a candidate holds.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying potential nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, shareholders or other persons. The Nominating and Corporate Governance Committee may retain a search firm or other consulting firm from time to time to identify potential nominees. Nominees recommended by shareholders in accordance with the procedure described below, i.e., submitted in writing to AutoZone’s Secretary, accompanied by the biographical and business experience information regarding the nominee and the other information required by Article III, Section 1 of AutoZone’s Eighth Amended and Restated By-Laws (the “By-Laws”), will receive the same consideration as the Nominating and Corporate Governance Committee’s other potential nominees.

2023 Proxy Statement	15

Director Nominations by Shareholders

The Nominating and Corporate Governance Committee’s policy is to consider director candidate recommendations from shareholders if they are submitted in writing to AutoZone’s Secretary in accordance with the procedure set forth in Article III, Section 1 of By-Laws, including biographical and business experience, information regarding the nominee and other information required by such provision in the By-laws. Copies of the By-Laws will be provided upon written request to AutoZone’s Secretary and are also available on AutoZone’s corporate website at investors.autozone.com.

In addition to satisfying the foregoing requirements under AutoZone’s By-laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than AutoZone’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) no later than October 21, 2024, or not later than the date that is 60 days prior to the one-year anniversary of the Annual Meeting if such meeting takes place on any day other than December 20, 2023.

Director Compensation

AutoZone’s current director compensation program became effective January 1, 2022 (the “Director Compensation Program”).

Annual Retainer Fees. Non-employee directors receive an annual retainer fee (the “Annual Retainer”). Furthermore, each director is eligible to receive an additional fee (“Additional Fee”), the amount of which varies depending on his or her role. The Additional Fees and the Annual Retainer, enumerated below, together comprise the “Director Compensation”. There are no meeting fees.

Director Compensation Components	($)
Annual Retainer	250,000
Additional Fees:
Lead Director	35,000
Audit Committee Chair	30,000
Audit Committee Member	15,000
Compensation Committee Chair	25,000
Nominating & Corporate Governance Committee Chair	20,000

Under the 2020 Omnibus Incentive Award Plan (the “2020 Omnibus Incentive Plan”) and Director Compensation Program, non-employee directors receive Director Compensation in the form of immediately vested Restricted Stock Units (“RSUs”). A non-employee director may elect to receive a fixed portion of the Annual Retainer plus any Additional Fees in the form of cash, paid in quarterly installments (the “Cash Election”), with the remainder of the Annual Retainer paid in the form of RSUs. The Cash Election during calendar year 2023 was $100,000. All RSUs are granted on January 1 of the applicable calendar year.

If a non-employee director is elected to the Board, or assumes a different position, after January 1, he or she will receive the Annual Retainer and/or Additional Fees, prorated based on the number of days remaining in the calendar year, for RSUs, or the number of days remaining in the quarter, for cash, as applicable.

RSUs granted to non-employee directors are fully vested on the date of grant and become payable, or are settled, on the date on which the non-employee director ceases to be a director (the “Payment Date”), or at the director’s election, on the first or fifth anniversary of the grant date. Upon timely delivery of an election form, a non-employee director may elect to receive payment on the date on which he or she ceases to be a director. RSUs are payable in shares of AutoZone common stock no later than the fifteenth day of the third month following the end of the tax year in which such Payment Date occurs.

COMPENSATION-SETTING PROCESS. The Compensation Committee reviews the Board’s compensation on a biennial basis to ensure that non-employee directors are reasonably compensated in relation to AutoZone’s peer group companies (discussed in detail under Benchmarking) and to comparable U.S. companies in general. AutoZone’s 2020 Omnibus Incentive Plan contains a dollar limit of $750,000 on the total amount of annual compensation payable to its non-employee directors, provided that the Board may make exceptions to this limit under extraordinary circumstances.

16	2023 Proxy Statement

Director Compensation Table

This table shows the compensation paid to our non-employee directors during the 2023 fiscal year.

	Fees	Stock
	Paid in Cash	Awards
	($)	($)	Total
Name (1)	(2)	(3)(4)	($)
Douglas H. Brooks	25,000	—	25,000
Michael A. George	—	265,000	265,000
Linda A. Goodspeed	—	265,000	265,000
Earl G. Graves, Jr.	—	305,000	305,000
Enderson Guimaraes	—	250,000	250,000
Brian Hannasch	—	250,000	250,000
D. Bryan Jordan	—	280,000	280,000
Gale King	—	250,000	250,000
George R. Mrkonic, Jr.	—	290,000	290,000
Jill A. Soltau	—	250,000	250,000

(1)	William C. Rhodes, III, our Chairman, President and Chief Executive Officer, serves on the Board but does not receive any compensation for his service as a director. His compensation as an employee of the Company is shown in the Summary Compensation Table on page 47.
(2)	This column represents the portion of the Director Compensation that was paid in cash and earned in fiscal year 2023 pursuant to the Cash Election, as described above.
(3)	The “Stock Awards” column represents the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for awards of Restricted Stock Units under the 2020 Omnibus Incentive Plan during fiscal year 2023. See Note B Share-Based Payments, to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 26, 2023 (the “FY23 Form 10-K”) for a discussion of our accounting for share-based awards and the assumptions used. The aggregate number of outstanding awards of common stock under the AutoZone, Inc. 2003 Director Compensation Plan (“Stock Units”) and Restricted Stock Units held by each director at the end of fiscal 2023 are shown in the following footnote 4. See the section titled “Share Ownership Information” beginning on page 55 for more information about our directors’ stock ownership.
(4)	As of August 26, 2023, each current non-employee director had the following aggregate number of outstanding Restricted Stock Units and Stock Units:

	Restricted
	Stock	Stock
	Units	Units
Name	(#)	(#)
Michael A. George	222	—
Linda A. Goodspeed	2,691	—
Earl G. Graves	4,832	3,417
Enderson Guimaraes	3,051	—
Brian Hannasch	216	—
D. Bryan Jordan	2,742	—
Gale V. King	1,065	—
George R. Mrkonic, Jr.	3,764	1,405
Jill A. Soltau	983	—
	19,566	4,822

Stock Ownership Requirement. The Board has established a stock ownership requirement for non-employee directors. Each director is required to own AutoZone common stock and/or restricted stock units having a cumulative fair market value in an amount equal to seven times the value of the cash Annual Retainer payable pursuant to the Director Compensation Program within five years of joining the Board, and to maintain such ownership level thereafter. Exceptions to this requirement may only be made by the Board under compelling mitigating circumstances. Shares, Stock Units and Restricted Stock Units issued under the AutoZone, Inc. Second Amended and Restated Director Compensation Plan, the 2003 Director Compensation Plan, the 2011 Equity Plan, the Amended 2011 Equity Plan and the 2020 Omnibus Incentive Plan count toward

2023 Proxy Statement	17

this requirement. As of the date of this Proxy Statement, each director meets or exceeds his or her obligations under the requirement.

OTHER PREDECESSOR PLANS. The AutoZone, Inc. Second Amended and Restated Director Compensation Plan was terminated in December 2002 and was replaced by the AutoZone, Inc. First Amended and Restated 2003 Director Compensation Plan (the “2003 Director Compensation Plan”) and the AutoZone, Inc. First Amended and Restated 2003 Director Stock Option Plan (the “2003 Director Stock Option Plan”). The 2003 Director Compensation Plan and the 2003 Director Stock Option Plan were terminated in December 2010 and replaced by the 2011 Equity Plan. The 2011 Equity Plan was terminated in December 2015 and replaced with the Amended 2011 Equity Plan. In December 2020, shareholders approved the 2020 Omnibus Incentive Plan and no further grants have been made under the Amended 2011 Equity Plan. However, grants made under those plans continue in effect under the terms of the grant made and are included in the aggregate awards outstanding shown above.

Shareholder Engagement

We value our relationships with our shareholders, and we have a long-standing practice of engaging with our shareholders on matters of Board governance, executive compensation, long-term strategy and corporate social responsibility. We believe our engagement efforts allow us to better understand the priorities, perspectives, and concerns of our shareholders, strengthen our relationships with our shareholders and make more informed decisions for the benefit of our shareholders.

Engagement Team. Our engagement team typically consists of our Chairman, President and Chief Executive Officer, CEO-Elect, Chief Financial Officer, General Counsel and Vice President of Investor Relations. However, depending on the specific topic that our investors may wish to discuss, we may have other members of our Executive Committee, internal subject-matter leaders or independent members of the Board participate.

Engagement Framework. Our engagement program has evolved over the years, consistent with the expectations of our investors. Historically, we have taken a more organic approach to shareholder engagement, in which discussions primarily focused on financial performance and long-term strategy. More recently, we invited shareholders to discuss governance or ESG topics with us, with the majority of these calls occurring “off-season,” not in connection with the annual meeting of shareholders. Today, we have a more intentional and proactive approach to shareholder engagement, in which we both invite and seek feedback and perspectives on a variety of topics during the year.

18	2023 Proxy Statement

Engagement Framework
Pre-Meeting
●
Review updates to investors’ and proxy advisory firms’ governance policies.
●
Monitor governance-related trends and regulatory developments.
●
Conduct off-cycle engagement to further understand investors’ views and priorities.

Annual Meeting	● Conduct in-season outreach to discuss ballot items, as needed. ● Solicit feedback on new or revised governance practices and disclosures.
Post-Meeting	● Review annual meeting voting results. ● Discuss feedback from in-season engagement. ● Prioritize potential governance and engagement initiatives for the future.
Year-Round	● Discuss with sell-side analysts, institutional investors and pension funds in connection with quarterly earnings releases, investor conferences or one-on-one meetings.

RESPONSE PLAN
Review	● Share feedback and insights, both complimentary and constructive, with management and the relevant Committee or full Board for consideration and discussion.
Evaluate
●
Evaluate potential changes to existing practices or policies to determine what action plan is most appropriate for AutoZone.
●
Where appropriate, collect additional input from senior leadership or independent third parties to better understand issues, risks and opportunities.

Respond
●
Implement governance changes, disclosure enhancements or other actions, If warranted.
●
Discuss responsive actions in subsequent Proxy Statement, ESG Report, or other public communications, with rationale and background.

We believe these various engagement efforts, whether they are part of a broad-based discussion or the result of a targeted outreach effort we have initiated, are invaluable as they allow us to better understand the priorities, perspectives, and concerns of our shareholders, strengthen our relationships and make more informed decisions for their benefit.

Recent Actions in Response to Shareholder Feedback. In recent years, we’ve adopted new or revised existing practices in direct response to feedback we’ve received from our shareholders.

✓	Revised our compensation disclosures to better articulate the program design, key performance metrics, shareholder ownership guidelines and how the executive compensation program reflects a pay-for-long-term-performance methodology.
✓	Included a robust Board skillset matrix to better showcase the complementary set of skills and strengths represented on our Board.
✓	Enhanced director biographies to convey each nominee’s individual experiences and why such nominee remains a valuable member of the Board.
✓	Added discussion to better explain why we believe our independent audit firm continues to be highly effective in the role despite lengthy tenure.

2023 Proxy Statement	19

✓	Expanded discussion on our shareholder engagement program to better communicate how we engage with our shareholders and how we’ve responded to shareholder feedback.
✓	Amended Committee Charters to formalize Board oversight of corporate social responsibility matters.
✓	Included EEO-1 Compliant Data in our ESG Report.
✓	Communicated our Net Zero Ambition with short, medium and long-term goals across Scopes 1 and 2.
✓	Developed a regular ESG-reporting cadence with a commitment of publishing our annual ESG Report by April 15 of each calendar year.

FY23 Shareholder Engagement Highlights. During the fourth quarter of fiscal 2023, we invited our top shareholders to discuss our corporate governance initiatives, any feedback or suggestions they might have and also the recently announced CEO transition plan.

●	Initial Outreach: We contacted 33 of our top shareholders representing approx. 59.9% of our shares outstanding.
●	Meetings Scheduled: In response, 17 shareholders representing approx. 36.2% of our shares outstanding accepted our invitation to discuss. Our Chairman, President and CEO participated in all of these meetings.
●	Topics Discussed: Board oversight of CEO Succession; shareholder engagement and outreach cadence; ESG Report and initiatives; compensation program; compensation determinations relating to leadership transition; Board composition; and strategy.

Procedure for Communication with the Board of Directors

Shareholders and other interested parties may communicate with the Board by writing to the Board, to any individual director or to the non-management directors as a group c/o Corporate Secretary, AutoZone, Inc., 123 South Front Street, Dept. 8074, Memphis, Tennessee 38103. The Company’s General Counsel and Secretary will review all such correspondence and will forward correspondence that, in her opinion, deals with the function of the Board or that she otherwise determines requires the attention of any member, group or committee of the Board. Communications addressed to the Board or to the non-management directors as a group, and determined by the Company’s General Counsel and Secretary to merit their attention, will be forwarded to the Chair of the Nominating and Corporate Governance Committee, and communications addressed to a committee of the Board, and determined by the Company’s General Counsel and Secretary to merit their attention, will be forwarded to the chair of that committee.

Related Party Transactions

Our Board has adopted a Related Person Transaction Policy (the “Policy”) which requires the Audit Committee of the Board to conduct a reasonable prior review of, and approve or ratify, all Related Person Transactions. The Audit Committee considers the relevant facts and circumstances of each transaction, including but not limited to the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; the terms available to unrelated third parties generally and the existence of any potential conflicts of interest. The Policy further provides that the Audit Committee shall not approve or ratify any such transaction it determines to be inconsistent with the interests of the Company and its shareholders. Related Person Transactions must also comply with the policies and procedures specified in our Code of Conduct and Corporate Governance Principles, as described below.

The Policy also requires disclosure of all Related Person Transactions that are required to be disclosed in AutoZone’s filings with the SEC, in accordance with all applicable legal and regulatory requirements.

A “Related Person Transaction” is defined in the Policy as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) that occurred since the beginning of the Company’s most recent fiscal year in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000 and in which any Related Person had, has or will have a

20	2023 Proxy Statement

direct or indirect material interest. “Related Persons” include a director or executive officer of the Company, a nominee to become a director of the Company, any person known to be the beneficial owner of more than 5% of any class of the Company’s voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Our Board has adopted a Code of Conduct (the “Code of Conduct”) that applies to the Company’s directors, officers and employees. The Code of Conduct prohibits directors and executive officers from engaging in activities that create conflicts of interest, taking corporate opportunities for personal use or competing with the Company, among other things. Our Board has also adopted a Code of Ethical Conduct for Financial Executives (the “Financial Code of Conduct”) that applies to the Company’s officers and employees who hold the position of principal executive officer, principal financial officer, principal accounting officer or controller as well as to the Company’s officers and employees who perform similar functions (“Financial Executives”). The Financial Code of Conduct requires the Financial Executives to, among other things, report any actual or apparent conflicts of interest between personal or professional relationships involving the Company’s management or any other Company employee with a role in financial reporting disclosures or internal controls. Additionally, our Corporate Governance Principles require each director who is faced with an issue that presents, or may give the appearance of presenting, a conflict of interest to disclose that fact to the Chairman of the Board and the Secretary, and to refrain from participating in discussions or votes on such issue unless a majority of the Board determines, after consultation with counsel, that no conflict of interest exists as to such matter.

We have concluded there are no material Related Party Transactions or agreements that were entered into during the fiscal year ended August 26, 2023, and through the date of this proxy statement requiring disclosure under these policies, except as follows: The daughter of Grant McGee, Senior Vice President, Commercial, has been employed by the Company since 2015 and currently serves as Manager, DIY Promotions and Cost Admin in our Merchandising department. She received aggregate compensation and benefits in fiscal 2023 in excess of $120,000 and at a level consistent with that provided to employees in comparable positions and tenure.

Audit Committee Report

The Audit Committee of the Board of AutoZone, Inc. has reviewed and discussed AutoZone’s audited financial statements for the year ended August 26, 2023, with AutoZone’s management. In addition, we have discussed with Ernst & Young LLP, AutoZone’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No.1301, Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, the Sarbanes-Oxley Act of 2002, and the charter of the Audit Committee.

The Audit Committee also has received the written disclosures and letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence, and we have discussed with Ernst & Young LLP their independence from the Company and its management. The Audit Committee has discussed with AutoZone’s management and the auditing firm such other matters and received such assurances from them as the Committee deemed appropriate.

As a result of our review and discussions, we have recommended to the Board the inclusion of AutoZone’s audited financial statements in the Annual Report on Form 10-K for the fiscal year ended August 26, 2023 for filing with the SEC.

While the Audit Committee has the responsibilities and powers set forth in its charter, the Audit Committee does not have the duty to plan or conduct audits or to determine that AutoZone’s financial statements are complete, accurate, or in accordance with generally accepted accounting principles (GAAP); AutoZone’s management and the independent auditor have this responsibility. Nor does the Audit Committee have the duty to assure compliance with laws and regulations and the policies of the Board.

Audit Committee of the Board of Directors

D. Bryan Jordan (Chair)

Michael A. George

Linda A. Goodspeed

George R. Mrkonic, Jr.

2023 Proxy Statement	21

THE PROPOSALS

PROPOSAL 1:  Election of 10 Directors

DESCRIPTION OF PROPOSAL. Elect 10 director nominees. Each director shall serve for a 1-year term, until the next annual meeting of shareholders, or until his or her successor is duly elected and qualified, or until the director’s earlier resignation or removal.

VOTES REQUIRED. The election of directors at this 2023 Annual Meeting is an uncontested election. As such, a director nominee is elected to the Board if the number of votes cast FOR such nominee exceeds the number of votes cast AGAINST such nominee. Abstentions and broker non-votes are not considered votes cast or shares entitled to vote with respect to such matter and therefore will have no effect on the outcome of Proposal 1. If the number of nominees were to exceed the number of directors to be elected, for example in a contested election, directors would be elected by a plurality of the votes cast at the Annual Meeting.

IMPACT OF VOTE. Each of these nominees has consented to serve if elected. Should any nominee be unavailable to serve, your proxy will be voted for a substitute nominee recommended by the Board, or the Board may reduce the number of directors on the Board.

Pursuant to AutoZone’s Corporate Governance Principles, incumbent directors must agree to tender their resignation if they fail to receive more votes for, than votes against, their re-election. In such event, the Board will act within 90 days following certification of the shareholder vote to determine whether to accept the director’s resignation. These procedures are described in more detail in our Corporate Governance Principles, which are available on our corporate website at investors.autozone.com. The Board may consider any factors it deems relevant in deciding whether to accept a director’s resignation. If a director’s resignation offer is not accepted by the Board, that director will continue to serve until AutoZone’s next annual meeting of shareholders or until his or her successor is duly elected and qualified, or until the director’s earlier death, resignation, or removal.

Any director nominee who is not an incumbent director and who does not receive a majority vote in an uncontested election will not be elected as a director, and a vacancy will be left on the Board. The Board, in its sole discretion, may either fill a vacancy resulting from a director nominee not receiving a majority vote pursuant to the By-Laws or decrease the size of the Board to eliminate the vacancy.

In connection with the previously announced leadership transition plan, the Board intends to appoint Mr. Daniele to the role of President and Chief Executive Officer and to serve on the Board of Directors effective January 2024. Mr. Daniele is not currently a director nominee, and this proposal does not pertain to such appointment.

BOARD RECOMMENDATION. Each of the nominees named below was elected as a director at the 2022 annual meeting, and all currently serve as directors. As part of the Board’s determination to nominate these existing directors for reelection, the Board has determined that each of the directors have valuable experiences, skills and qualifications necessary to carry out their responsibilities effectively.

The Board recommends that shareholders vote FOR each of the director nominees.

22	2023 Proxy Statement

Nominees

MICHAEL A. GEORGE
Age: 62 Director Since: 2022 Independent: Yes Committees: ● Audit

BIOGRAPHY:

Mr. George served as President and Chief Executive Officer of Qurate Retail, Inc. from March 2018 to September 2021, the parent company of QVC, and as Chief Executive Officer of QVC from 2005 through July 2021. He previously held various positions with Dell, Inc. from 2001 to 2005, most notably as the Chief Marketing Officer and General Manager of its U.S. consumer business. Prior to that, Mr. George was a senior partner at McKinsey & Company and led the firm’s North American Retail Industry Group.

KEY SKILLS: ● CEO ● Retail ● Marketing

QUALIFICATIONS:

●
Significant experience in the retail industry due to extensive career as Chief Executive Officer of QVC/Qurate and serving as leader of McKinsey’s North American Retail Industry Group.
●
Brings fresh perspective on issues of marketing, customer experience and e-Commerce, given the unique nature of QVC’s video-driven retail business.
●
Having extensive experience as CEO and a public company director enables him to be an effective and informed contributor to the Board.

PUBLIC DIRECTORSHIPS (last five years):

●
Ralph Lauren Corp. (2018 – present)
●
Qurate Retail, Inc. (2011 – 2021)
●
Brinker International, Inc. (2013 – 2019)

LINDA A. GOODSPEED
Age: 61 Director Since: 2013 Independent: Yes Committees: ● Audit ● Compensation

BIOGRAPHY:

Ms. Goodspeed served as the Chief Operating Officer and a Managing Partner at WealthStrategies Financial Advisors from 2007 until her retirement in 2017. She had served as Senior Vice President and Chief Information Officer of ServiceMaster from 2011 to 2014. From 2008 to September 2011, Ms. Goodspeed served as Vice President, Information Systems and Chief Information Officer for Nissan North America, Inc., a subsidiary of Nissan Motor Company, a global manufacturer of vehicles. From 2001 to 2008, Ms. Goodspeed served as Executive Vice President and Chief Technology Officer at Lennox International, Inc., a global manufacturer of air conditioning, heating and commercial refrigeration equipment.

KEY SKILLS: ● Information Technology ● Automotive ● Public Board Experience

QUALIFICATIONS:

●
Deep experience with respect to information technology (IT) matters gained from leading complex IT organizations while serving as Chief Information Officer.
●
Knowledge of automotive industry lends valuable insights into risks and opportunities affecting aftermarket automotive industry.
●
Experience serving on different public company boards enables her to contribute and serve the Board in a highly effectively manner.

2023 Proxy Statement	23

PUBLIC DIRECTORSHIPS (last five years):

●
American Electric Power Co., Inc. (2006 – present)
●
Darling Ingredients Inc. (2017 – present)
●
Williams Industrial Services Group Inc. (2021 – 2023)
●
Global Power Equipment Group (2016 – 2018)

EARL G. GRAVES, JR.
Age: 61 Director Since: 2002 Independent: Yes (Lead Independent Director) Committees: ● Nominating & Corp Gov (Chair)

BIOGRAPHY:

Mr. Graves has been the President and Chief Executive Officer of Black Enterprise, the premier business, investing and wealth-building resource for African Americans providing valuable business information across different content channels. He has served in this role since January 2006 and served as its President and Chief Operating Officer from 1998 to 2006. Mr. Graves has been employed by the same company in various capacities since 1988.

QUALIFICATIONS:

●
Significant expertise in marketing, customer insights and brand awareness.
●
Deep knowledge of human capital management matters gained from extensive career leading Black Enterprise.
●
Vast experience in overseeing and advising on matters of digital strategy.
KEY SKILLS ● CEO ● Marketing ● Human Capital Management:

ENDERSON GUIMARAES
Age: 64 Director Since: 2012 Independent: Yes Committees: ● Nominating & Corp Gov

BIOGRAPHY:

Mr. Guimaraes served as the President and Chief Operating Officer for Laureate Education, Inc., positions he held from 2015 through his retirement in 2017. From 2011 to 2015, he was President of Global Operations, CEO of Europe and Sub-Sahara Africa and Head of Global Categories and Operations at PepsiCo. Mr. Guimaraes previously had served as Executive Vice President of Electrolux and Chief Executive Officer of its major appliances business in Europe, Africa and the Middle East from 2008 to 2011. Prior to this, Mr. Guimaraes held various leadership positions during his 10 years at Philips Electronics and also worked in various marketing positions at Johnson & Johnson.

QUALIFICATIONS:

●
Deep expertise in international expansion and operations.
●
Extensive experience leading the marketing and operations functions of well-known consumer brands.
●
Understands strategy and operational issues attendant with growing customer loyalty and brand recognition.

PUBLIC DIRECTORSHIPS (last five years):

●
Darling Ingredients Inc. (2021 – present)
●
Refresco Group B.V. (2018 – 2022)
KEY SKILLS: ● International ● Strategy / Bus Development ● Operations ● Marketing

24	2023 Proxy Statement

BRIAN P. HANNASCH
Age: 57 Director Since: 2022 Independent: Yes Committees: ● Compensation

BIOGRAPHY:

Mr. Hannasch serves as President and Chief Executive Officer of Alimentation Couche-Tard, which operates Circle K, a global fuel and convenience retailer. Mr. Hannasch joined Couche-Tard in 2001 and was named President and CEO in September 2014. Prior to his current role, he served as Chief Operating Officer, Senior Vice President of U.S. Operations and Senior Vice President of Western North America.

QUALIFICATIONS:

●
Extensive knowledge of retail operations gained from serving in operational leadership roles of increasing responsibility.
●
Current CEO of a public, global, retail enterprise allowing him to offer directly comparable experiences, learnings and insights relating to AutoZone’s business as well as matters of corporate governance.

PUBLIC DIRECTORSHIPS (last five years):

●
Alimentation Couche-Tard (2014 – present)

KEY SKILLS: ● CEO ● Retail ● Operations

D. BRYAN JORDAN
Age: 61 Director Since: 2013 Independent: Yes Committees: ● Audit (Chair) ● Nominating & Corp Gov

BIOGRAPHY:

Mr. Jordan has served as President, Chief Executive Officer and a director of First Horizon Corporation since 2008 and Chairman of the Board for approximately nine of the past 11 years. From May 2007 until September 2008, Mr. Jordan was Executive Vice President and Chief Financial Officer of First Horizon and First Tennessee Bank National Association, and prior to that he served in various positions at Regions Financial Corporation and its subsidiary Regions Bank, including (beginning in 2002) as Chief Financial Officer. Mr. Jordan was also appointed by the Federal Reserve Bank of St. Louis to serve on the Federal Advisory Council from January 2020 to December 2022.

QUALIFICATIONS:

●
Deep expertise of the banking and financial services industry allowing him to offer thoughtful insights into macroeconomic conditions impacting our business and our customers.
●
Experience as a public company chief executive officer, chief financial officer and board member provide him with broad-based experiences and perspectives on strategy, corporate governance, risk and compliance.

PUBLIC DIRECTORSHIPS (last five years):

●
First Horizon Corporation (2008 – present)
KEY SKILLS: ● CEO ● Banking & Finance ● Strategy / Bus Development

2023 Proxy Statement	25

GALE V. KING
Age: 67 Director Since: 2018 Independent: Yes Committees: ● Compensation

BIOGRAPHY:

Ms. King served as the Executive Vice President—Chief Administrative Officer of Nationwide Mutual Insurance Company, a leading financial services company, from 2012 through her retirement in July 2021. She previously served as their Executive Vice President—Chief Human Resources Officer from 2009 to 2012.

QUALIFICATIONS:

●
Extensive experience in human resources providing critical insights into recruitment, retention, training and development and other issues of human capital management.
●
Served as chair of Board’s CEO succession planning committee culminating in the recent announcement of CEO successor.
●
Experience serving on different public company boards enables her to contribute and serve the Board in a highly effective manner.

PUBLIC DIRECTORSHIPS (last five years):

●
J.B. Hunt Transport Services, Inc. (2020 – 2023)
●
Unum Group (2022 – present)
KEY SKILLS: ● Human Resources ● Public Directorship

GEORGE R. MRKONIC, JR.
Age: 71 Director Since: 2006 Independent: Yes Committees: ● Audit ● Compensation (Chair)

BIOGRAPHY:

Mr. Mrkonic is the retired non-Executive Chairman of Maru Group, a London, UK based research, insight and advisory services firm. Previously, he was the Non-Executive Chairman of Paperchase Products Limited, London, UK, a retailer of cards, stationery, wraps and gifts in the UK, Europe and the Middle East, since 2005, and had been a director since 1999. Prior to that, he was President of Borders Group, Inc. from 1994 to 1997 and Vice Chairman from 1994 to 2002.

QUALIFICATIONS:

●
Vast retail experience gained from serving as a senior executive and board member at several retail companies.
●
Extensive knowledge and understanding of corporate strategy, finance, and governance.
●
Served on multiple public company boards allowing for relevant and informed insights and learnings.

PUBLIC DIRECTORSHIPS (last five years):

●
Ulta Salon, Cosmetics & Fragrance, Inc. (2015 – present)
●
Brinker International, Inc. (2003 – 2021)
KEY SKILLS: ● Public Directorship ● Strategy / Bus Development ● Retail

26	2023 Proxy Statement

WILLIAM C. RHODES, III
Age: 58 Director Since: 2005 Independent: No Committees: None

BIOGRAPHY:

Mr. Rhodes has served as AutoZone’s President and Chief Executive Officer, and a director since 2005 and was named Chairman in 2007. Prior to his appointment as President and Chief Executive Officer, he served in various capacities of increasing responsibility within the Company since 1994. Prior to 1994, Mr. Rhodes was a manager with Ernst & Young LLP. As previously announced, Mr. Rhodes has notified the Board of his intention to relinquish his roles as President and Chief Executive Officer, effective January 2024.

QUALIFICATIONS:

●
Current Chairman, President and Chief Executive Officer with over 25 years of AutoZone tenure in roles of increasing responsibility.
●
Extensive knowledge and understanding of the automotive aftermarket industry domestically and internationally.
●
Expertise of the retail industry gained from AutoZone tenure, prior retail board experience and leadership experience at retail industry trade group.
●
Strong financial expertise to drive long-term profitable growth.

PUBLIC DIRECTORSHIPS (last five years):

●
Dollar General Corp. (2009 – 2023)
KEY SKILLS: ● CEO ● Retail ● Strategy / Bus Development ● Finance

JILL A. SOLTAU
Age: 56 Director Since: 2018 Independent: Yes Committees: ● Nominating & Corp Gov

BIOGRAPHY:

Ms. Soltau served as the Chief Executive Officer and a member of the Board of Directors of the J.C. Penney Company, Inc., from October 2018 to December 2020. She previously served as President and Chief Executive Officer of JoAnn Stores Inc. from February 2015 to October 2018. Prior to joining JoAnn, Ms. Soltau served as President of Shopko Stores Operating Co. LLC and has held senior level positions in national and regional retailers, including Kohl’s and former Saks Inc. subsidiaries.

QUALIFICATIONS:

●
Critical experience serving as Chief Executive Officer at a public, retailer providing significant knowledge of retail operations and strategic planning.
●
Expertise in merchandising gained from leading merchandising functions at several retailers.

PUBLIC DIRECTORSHIPS (last five years):

●
Southwest Airlines Co. (2023 – present)
●
Kirkland’s Inc. (2022 – present)
●
J.C. Penney Company, Inc. (2018 – 2020)
KEY SKILLS: ● CEO ● Retail ● Merchandising

2023 Proxy Statement	27

PROPOSAL 2: Ratification of Independent Registered Public Accounting Firm

DESCRIPTION OF PROPOSAL. Ratify the appointment of Ernst & Young LLP (“EY”) as AutoZone’s independent registered public accounting firm.

VOTES REQUIRED. EY will be ratified as AutoZone’s independent registered public accounting firm if the number of votes cast FOR the proposal exceeds the number of votes cast AGAINST the proposal. Abstentions and broker non-votes are not considered votes cast or shares entitled to vote with respect to this matter and therefore will have no effect on the outcome of Proposal 2.

IMPACT OF VOTE. The Audit Committee is not bound by a vote either for or against the firm but will consider the votes cast by shareholders in selecting our independent registered public accounting firm in the future.

BOARD RECOMMENDATION. As part of its responsibility to evaluate and appoint the independent auditor each year, the Audit Committee has selected EY as our independent registered public accounting firm for the upcoming fiscal year. The Audit Committee considered a number of factors prior to making the determination to re-engage EY, including the nature and quality of their performance, communications, expertise, objectivity, professional judgement and tenure. As discussed below, the Audit Committee believes there are numerous benefits associated with a long-tenured relationship. The Audit Committee also considered that shareholders voted in favor of Ernst & Young with over 92% of the votes cast at last year’s annual meeting. Due to these factors, among others, the Audit Committee has selected Ernst & Young to be AutoZone’s independent registered public accounting firm for the 2024 fiscal year.

Representatives of Ernst & Young LLP will be present at the Annual Meeting to make a statement if they so desire and to answer any appropriate questions.

The Board recommends that shareholders vote FOR the ratification of Ernst & Young LLP as AutoZone’s independent registered public accounting firm.

Benefits of a long-tenured auditor

EY has served as our independent auditor for over thirty-five years. Before determining to engage them again for the upcoming fiscal year, the Audit Committee considered how auditor tenure might impact the quality and effectiveness of the independent audit and determined that a number of benefits exist:

●	EY has developed a deeper understanding of AutoZone, its business, the industry in which it operates, its accounting policies and practices and its internal controls over financial reporting;
●	Efficiencies have been gained in the audit process, resulting in an efficient fee structure that is competitive with our peer companies, while continuing to provide high quality of service; and
●	Appointing a new audit firm would require a significant amount of management’s time for effective onboarding and transitioning.

28	2023 Proxy Statement

Audit and Non-Audit Fees

The aggregate fees for professional services rendered by EY during the past two fiscal years for the annual audit of our consolidated financial statements, the review of our quarterly interim consolidated financial statements, and audit-related, tax, and all other services performed, are set forth in the table below. Amounts reported for FY23 include estimates to be billed for services rendered.

	2023	2022
Audit Fees	$3,006,553	$2,368,719
Audit-Related Fees	$35,000	$34,246
Tax Fees(1)	$157,000	$478,612
All Other Fees	$—	$—

(1)	Relates to state, local and international tax services, including tax compliance and tax planning.

Audit Committee Pre-Approval

The Audit Committee pre-approves all services performed by the independent registered public accounting firm under the terms contained in the Audit Committee charter, a copy of which can be obtained at our website at investors.autozone.com. The Audit Committee pre-approved 100% of the services provided by EY during the 2023 and 2022 fiscal years. The Audit Committee considers the services listed above to be compatible with maintaining Ernst & Young LLP’s independence.

2023 Proxy Statement	29

PROPOSAL 3: Advisory Vote on the Compensation of Named Executive Officers

DESCRIPTION OF PROPOSAL. In accordance with Section 14A of the Exchange Act, we are asking shareholders to approve the following advisory resolution on the compensation of our Principal Executive Officer, our Principal Financial Officer and our other three most highly paid executive officers (collectively, the “Named Executive Officers”) at the Annual Meeting:

“RESOLVED, that the compensation paid to AutoZone’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative discussion, is hereby APPROVED.”

VOTES REQUIRED. This matter will be approved if the number of votes cast FOR the proposal exceeds the number of votes cast AGAINST the proposal. Abstentions and broker non-votes are not considered votes cast or shares entitled to vote with respect to this proposal and therefore will have no effect on the outcome of Proposal 3.

IMPACT OF VOTE. This advisory vote, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to endorse or express disapproval of our executive pay program. Because the vote on this proposal is advisory in nature, it is not binding on AutoZone, the Board or the Compensation Committee. The vote on this proposal will, therefore, not affect any compensation already paid or awarded to any Named Executive Officer nor will it overrule any decisions made by the Board or the Compensation Committee. Because we highly value the opinions of our shareholders, however, the Board and the Compensation Committee will consider the results of this advisory vote when making future executive compensation decisions.

BOARD RECOMMENDATION. The Board believes that AutoZone’s executive compensation program, as described in the Compensation Discussion and Analysis, is effective in achieving the Company’s goals of driving superior performance, retention and shareholder value. Our Board and Compensation Committee believe that there should be a strong relationship between pay and performance, and our executive compensation program reflects this belief. We urge you to read the Compensation Discussion and Analysis, as well as the compensation tables and narrative, beginning on the following page, which provide detailed information on our compensation philosophy, policies and practices and the compensation of our Named Executive Officers.

The Board recommends that shareholders vote FOR the advisory vote on executive compensation.

30	2023 Proxy Statement

PROPOSAL 4: Frequency of Advisory Vote on Named Executive Officer Compensation

DESCRIPTION OF PROPOSAL. In accordance with Section 14A of the Exchange Act, we are asking shareholders to approve the frequency of future advisory votes on the compensation of our Named Executive Officers. Shareholders may elect to have such advisory votes every one year, two years or three years.

VOTES REQUIRED. The choice that receives the most votes will be considered to be the recommendation made by shareholders. Abstentions and broker non-votes are not considered votes cast or shares entitled to vote with respect to this proposal and therefore will have no effect on the outcome of this Proposal 4.

IMPACT OF VOTE. This advisory vote, commonly known as a “say-on-frequency” proposal, gives our shareholders the opportunity to express how frequently they would like to vote upon our executive pay program. Because the vote on this proposal is advisory in nature, it is not binding on AutoZone, the Board or the Compensation Committee. Because we highly value the opinions of our shareholders, however, the Board will consider the results of this advisory vote.

BOARD RECOMMENDATION. The Board believes that shareholders should continue to have the opportunity to vote upon AutoZone’s executive compensation program on an annual basis. Since “say-on-pay” was first introduced in 2011, the Company’s shareholders have provided a strong level of support each year in favor of our pay practices. Holding this vote annually allows the Compensation Committee to have regular and immediate feedback on our compensation practices and disclosures which ultimately inform future compensation decisions and shareholder engagement needs.

The Board recommends that shareholders vote to hold the advisory vote on named executive officer compensation every ONE YEAR.

Other Matters

We do not know of any matters to be presented at the Annual Meeting other than those discussed in this Proxy Statement. If, however, other matters are properly brought before the Annual Meeting, your proxies will be able to vote those matters in their discretion.

2023 Proxy Statement	31

COMPENSATION DISCUSSION
AND ANALYSIS

This Compensation Discussion & Analysis (“CD&A”) explains our compensation program for our named executive officers (“NEOs”) for fiscal year 2023 (“FY23”). This CD&A also describes the Compensation Committee’s process for making pay decisions, as well as its rationale for specific compensation-related decisions.

Table of Contents		Compensation Committee Report
Executive Summary	33

The Compensation Committee of the Board has reviewed and discussed with management the following CD&A. Based on such review and discussions, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

Compensation Committee,

George R. Mrkonic, Jr. (Chair)

Brian P. Hannasch

Linda A. Goodspeed

Gale V. King

FY23 Year in Review	33
Shareholder Support and Engagement	34
Diversity, Equity and Inclusion	34
Compensation Framework	35
Guiding Principles	35
Compensation Elements and Mix	37
Target Compensation Mix	38
Compensation Governance	39
Compensation Committee Oversight	39
Roles and Responsibilities	39
Establishing Compensation Levels	41
Benchmarking	42	Named Executive Officers*
Compensation Program Details	44
Base Salary	44

WILLIAM C. RHODES, III

Chairman, President and Chief Executive Officer

JAMERE JACKSON

Executive Vice President, Chief Financial Officer, Finance & Store Development

THOMAS B. NEWBERN

Executive Vice President, Operations, Sales and Technology

PHILIP B. DANIELE

Executive Vice President, Merchandising, Marketing, Supply Chain and CEO-Elect

PRESTON B. FRAZER

Senior Vice President, Finance

*Reflects titles as of fiscal year-end.

Annual Incentive Plan	44
Long-Term Incentive Plan	47
One-Time Special Awards	49
Other Practices, Policies & Guidelines	50
Summary Compensation Table	54
Grants of Plan-Based Awards	55
Outstanding Equity Awards at Fiscal Year-End	56
Option Exercises and Stock Vested	57
Nonqualified Deferred Compensation	57

32	2023 Proxy Statement

Executive Summary

FY23 Year-in-Review

Our operating theme for fiscal year 2023 was “Accelerate Together.” After an unprecedented period of uncertainty and volatility impacting virtually every aspect of our business, processes, procedures, and people, we worked aggressively to exit pandemic mode by re-anchoring ourselves to our historic standard of flawless execution and Accelerate Together.

We Sustained Strong Growth and Continued to Deliver Strong Results. In FY23, we built upon our exceptional prior period performance by delivering $17.5 billion in sales, domestic same store sales growth of 3.4%, international same store sales growth (on a constant currency basis) of 17.5% and total company same store sales growth (on a constant currency basis) of 4.6%. We sustained the extraordinary sales and share gains we achieved since the start of the pandemic and we proudly established new all-time highs in sales, average sales per store, average Commercial sales per program, earnings per share and cash flow from operations.

We Continue to Navigate a Challenging Macroeconomic Environment. We continue to navigate a complex and unpredictable macroeconomic environment. FY23 has been marked by continued challenges – rising interest rates and labor costs are but a couple of those examples. After the most significant product cost inflation we have seen in decades, we are seeing those trends moderate. Labor costs continue to rise, and we believe that trend will continue albeit at a slower rate. We have clear, strong growth initiatives in progress in our retail, commercial and international businesses, and we are determined to move with urgency to reaccelerate our sales and share growth. While it was difficult to forecast our sales performance in this environment, the company managed its costs appropriately and slightly exceeded its target Earnings Before Interest and Taxes and Return on Invested Capital goals. The result of this focus was another year of solid profitable growth. Our continuing strong results are a testament to the organization’s ability to perform in all economic environments.

Continue to Return Cash to our Shareholders. We returned approximately $3.7 billion of cash to our shareholders in the form of share repurchases during FY23. Furthermore, since the inception of our share repurchase program in 1998 and through the end of the fiscal year, we have returned an aggregate $33.8 billion to shareholders. Our long-standing and unwavering commitment to our disciplined capital allocation strategy is clear.

We Challenge Our AutoZoners to Accelerate Growth in Key Metrics. The Company delivered solid results, executing amidst a challenging external environment. With our focus on the future, we accelerated together and set challenging performance target goals with EBIT target increasing 4% over prior year record growth and ROIC increasing to ensure the plan was appropriately rigorous

Diluted EPS

Earnings Before Interest and Taxes and Return on Invested Capital

Total Shareholder Return

2023 Proxy Statement	33

and management was incented to deliver the best results possible for our shareholders.

Shareholder Support and Engagement

We have historically received high levels of support for our compensation program as evidenced by the results of our annual non-binding “Say-on-Pay” advisory vote regarding the compensation of our named executive officers. We have never received less than 86% votes cast in favor of our pay practices since “Say-on-Pay” was introduced in 2011. We consider this voting record to be a strong validation that our pay practices are firmly aligned with our shareholders’ desires.

In addition to reviewing the results of our Say-on-Pay vote, we routinely engage directly with our shareholders on executive compensation, among other topics, to ensure there is appropriate communication and dialog between AutoZone and its shareholders. In the Summer and Fall of 2023, we invited shareholders to ask questions and provide feedback on our executive compensation practices and made the Chair of our Compensation Committee available to any of those shareholders who so requested. Shareholders continued to be supportive of our compensation practices and also asked for expanded disclosure regarding compensation determinations relating to the leadership transition.

Diversity, Equity and Inclusion

AutoZone is committed to continuing to build a diverse organization that represents our customers and the communities in which we serve. This commitment to diversity begins at the top with our Board of Directors and our Executive Committee. We are proud of the quality, strength, experience, racial and ethnic diversity, gender diversity and tenure represented on our 15-person Executive Committee. Additionally, six members of our Executive Committee are Executive Sponsors of AutoZone Business Resource Groups and six are on the DEI Council. This leadership and advocacy serve to ensure we remain dedicated in continuing to invest in and develop a talented and diverse pipeline of AutoZoners.

An AutoZoner always EMBRACES DIVERSITY
Welcome each individuals’ heritage, differences and unique qualities. Build teams with diverse thoughts, skills, knowledge and backgrounds. Value the ideas and opinions of others.

34	2023 Proxy Statement

Compensation Framework

Guiding Principles

As the leading retailer and distributor of automotive replacement parts and accessories in the Americas, we believe an effective compensation program should be carefully designed to address the unique needs of our company, taking into consideration the industry, our history and the employee population for which such compensation program is designed. In particular, AutoZone’s executive compensation program is designed around three, primary Guiding Principles.

COMPENSATION GUIDING PRINCIPLES

Drive PERFORMANCE

Does the compensation program represent a pay-for-performance philosophy by driving short-term and long-term performance? Are there appropriate risk mitigation measures designed to prevent excessive risk taking?

Drive RETENTION

Are we attracting and retaining effective leaders who can develop and execute long-term strategic objectives? Are they appropriately incented to ensure the long-term success of the organization, including after their retirement? Are they encouraged to attract, retain and develop organizational talent for the future?

Drive SHAREHOLDER VALUE

Are we investing in the profitable growth of the business by incenting sustainable value creation? Is performance and retention achieved in a manner that does not come at an excessive cost to shareholders?

These Guiding Principles have shaped our executive compensation framework for more than 20 years. By referring to these Guiding Principles, the Compensation Committee has consistently evaluated our executive compensation over the years to determine whether the program remains effective or whether changes in compensation design are appropriate.

Drive Performance

Evaluating long-term performance is a necessary first step in evaluating executive compensation. At AutoZone, we pay particular attention to Total Shareholder Return (TSR), Diluted Earnings per Share (EPS), Earnings before Interest and Taxes (EBIT) and Return on Invested Capital (ROIC). We believe these metrics, when viewed over a ten-year horizon, provide a strong indication of whether our compensation program embodies not only a pay-for-performance incentive structure, but also a pay-for-long-term-performance incentive structure. Furthermore, we are particularly proud that our TSR, over the past 20-years, has averaged approximately 20%, materially exceeding both the S&P 500 and S&P Retail Index!

Drive Retention

Retention of key executive officers, combined with the ability to attract and recruit highly qualified, external leaders, is an important goal of our compensation program as it promotes superior and consistent execution of our operational and financial goals as well as more thoughtful succession planning and organizational development. This ultimately serves the long-term benefit of our organization, our investors and our customers.

2023 Proxy Statement	35

Accordingly, the Compensation Committee regularly reviews the turnover of the Company’s executive officers as well as the entire pool of equity-eligible employees to evaluate retention.

●	During the past ten years, AutoZone has not lost a single executive officer to another business due to their voluntary termination. To the contrary, our executive officers typically remain with AutoZone until their permanent retirement which allows for a successful transition of responsibilities to their successor.
●	During fiscal year 2023, only 3% of equity-eligible AutoZoners left the Company due to voluntary departures as the vast majority of turnover was due to retirements or performance-based terminations. We believe this exceptionally low rate of turnover, well-below the market average rates, is a strong validation of the retentive value of our compensation structure.
●	We have also shown that our compensation structure allows us to effectively recruit externally as we have added three highly qualified executive officers in the last three years.

Drive Shareholder Value

Investing in the profitable long-term growth of the business is a basic tenet of AutoZone. We passionately pursue opportunities that provide a strong return on investment and exercise restraint when presented with opportunities that we believe will not provide the returns that shareholders have come to expect from us. While some refer to this approach as our disciplined capital allocation strategy, at AutoZone, we simply call it Living our Pledge and Values. An AutoZoner always Strives for Exceptional Performance. Our compensation programs are designed to incent behaviors that stand true to this basic principle of driving long-term shareholder value, by profitably investing in and growing our business and returning excess cash to our shareholders.

An AutoZoner always STRIVES FOR EXCEPTIONAL PERFORMANCE

Be accountable and honor your commitments. Act in a manner of the highest legal and ethical standards. Use resources wisely and promote a culture of thrift. Take strong initiative, act quickly and do the job right the first time.

36	2023 Proxy Statement

Compensation ELEMENTS AND MIX

The Compensation Committee aims to align the executive compensation program with the interests of our shareholders and in a manner consistent with our Guiding Principles. The key elements of our executive compensation program, as well as the primary Guiding Principles promoted by each such element, are summarized below.

Additionally, the program is designed to include an appropriate mix of different types of compensation as follows:

✓	a mix of short-term and long-term incentive compensation to align pay outcomes to both the achievement of our annual operating plan as well as our long-term strategy;
✓	a mix of cash and equity compensation to align interests of our executives with those of our shareholders; and
✓	a mix of fixed and variable compensation, to promote the achievement of rigorous goals without excessive risk taking.

Compensation Components		Guiding Principles
BASE SALARY
●
Fixed cash compensation
●
Allows AutoZone to attract and retain highly qualified executives through the delivery of stable, cash compensation
●
Salaries reflect individual’s level of responsibility and experience, scope and complexity of position, market data and internal pay equity

ANNUAL INCENTIVE PLAN
●
Variable cash compensation
●
Drives short-term Company performance
●
Payout is based upon performance against pre-established, realistic, team-based financial goals of EBIT and ROIC, as drivers of economic profit
●
Incents exceptional individual performance due to individual modifiers

LONG-TERM INCENTIVE PLAN
●
Variable equity compensation, subject to holding requirements
●
Drives long-term performance
●
Directly aligns executives’ interests with shareholders by rewarding long-term value creation as measured by stock price appreciation using stock options
●
Due to the share buyback program, each year, we are effectively reducing the number of stock options we grant as the grant pool is based on a fixed percentage of shares outstanding

BENEFITS	● Health, welfare and retirement benefit plans and programs, including participation in stock purchase plans ● Helps attract and retain experienced executives
PERQUISITES
●
Limited perquisites and personal benefits, such as airline club memberships and home security systems, which allow executives to devote more time to business while also promoting health, wellness and safety

2023 Proxy Statement	37

For FY23, the vast majority of target compensation value was delivered in the form of variable or “at-risk” performance-based compensation as shown below.

Target Compensation Mix
Chairman, President and CEO	Average of Other NEOs

38	2023 Proxy Statement

Compensation Governance

Compensation Committee Oversight

The Company’s executive compensation program is administered and overseen by the Compensation Committee. As set forth in its committee charter (which is available on the Investor Relations section of our website), the Compensation Committee is made up entirely of independent directors appointed by the full Board of Directors and is responsible for reviewing and approving AutoZone’s compensation philosophy, strategy and objectives as well as its compensation programs, plans and awards for executive officers. In carrying out its responsibilities, the Compensation Committee elicits feedback and support from members of management and outside advisors as needed.

ROLE OF COMPENSATION COMMITTEE

●
Reviews and approves executive compensation philosophy, strategy and objectives
●
Reviews and approves compensation programs, plans and awards (including salary, bonus and equity grants) for all executive officers
●
Determines the terms and conditions of equity incentive awards for all award recipients

●
Evaluates performance against pre-established performance goals
●
Reviews regulatory and legal developments on compensation matters
●
Reviews investor and key stakeholder perspectives on executive compensation practices
●
Reviews and oversees risk management practices relating to the design and operation of compensation plans and programs

ROLE OF COMPENSATION CONSULTANT	ROLE OF MANAGEMENT

●
Reports directly to the Compensation Committee, with regular communication with the Compensation Committee Chair
●
Provides recommendations regarding compensation amount, mix, program design and governance practices
●
Feedback and recommendations are primarily focused on CEO compensation
●
Provides direct feedback regarding compensation-related practices and trends

●
Conducts compensation-related research and data analysis based on peer group and broader market surveys
●
Provides recommendations regarding compensation amount, mix, program design, and governance practices
●
Executives vigorously evaluate the performance of each of their direct reports
●
Evaluates market data for each executive officer relative to the Company’s strategy and business and inherent responsibilities of the role
●
Advises on relationship of other factors, such as the Company’s annual operating plan, long-term strategy, human capital management strategy and internal pay equity, to compensation design and outcomes.

Independent Compensation Consultant

In designing FY23 executive compensation programs, the Compensation Committee selected and retained Pearl Meyer to serve as its independent compensation consultant as they have since 2017. Prior to its engagement, the Committee re-assessed Pearl Meyer’s independence in light of applicable SEC rules and NYSE listing standards and determined that no conflict of interest or independence concerns exist. Pearl Meyer reports directly to the Compensation Committee and provides independent advice regarding executive and non-employee director compensation programs and practices. Representatives from Pearl Meyer also regularly attend meetings of the Compensation Committee and also executive sessions as may be requested by the Committee from time to time.

2023 Proxy Statement	39

Management

Mr. Rhodes, in his capacity as President and Chief Executive Officer, attends most meetings of the Compensation Committee and provides valuable input and perspectives to the Committee with respect to the performance and compensation of the other members of our management team. He makes specific recommendations to the Compensation Committee concerning the compensation of his direct reports and other senior executives, including the executive officers. These recommendations generally relate to base salary increases, internal promotions and compensation recommendations for newly hired executives. He also assists the Compensation Committee by providing input regarding individual goals, performance and results as well as scope and complexity of their positions. Our Senior Vice President, Human Resources, along with other key members of our human resources team also attend the majority of Compensation Committee meetings and provide the Committee with data, analyses and perspectives on relevant market and industry trends.

Compensation Planning Cycle
SEPTEMBER - NOVEMBER	DECEMBER – FEBRUARY

●
Review company performance and individual performance for prior year and approve annual incentive plan payouts
●
Review and approve compensation disclosures to appear in Proxy Statement
●
Approve compensation levels, including base salary, annual incentive plan target and equity awards
●
Review feedback from Compensation Committee self-evaluation
●
Review executive compliance
with stock ownership policy

●
Review year-to-date results against annual incentive plan targets
●
Review Say-on-Pay results and proxy advisory firm analyses
●
Review compliance with Compensation Committee Charter
●
Review director compensation (biennially)
●
Review director compliance with stock ownership policy

MARCH – MAY	JUNE - AUGUST

●
Review year-to-date results
against annual incentive plan
targets
●
Review composition of Peer Group and approve any changes
●
Review trends and best practices, due to legislative and regulatory changes or otherwise
●
Discuss potential changes to compensation plans or policies
●
Review consultant independence and fees

●
Review year-to-date results against annual incentive plan targets

●
Review share-based expense trend
●
Discuss feedback from shareholder engagement
●
Review compensation plans and potential changes for following year
●
Review findings from compensation program risk assessment.
●
Discuss compensation levels for executive officers for following year

40	2023 Proxy Statement

ESTABLISHING COMPENSATION LEVELS

Chief Executive Officer

The Compensation Committee annually reviews and establishes the compensation level for the Chairman, President and Chief Executive Officer, in conjunction with a review of his individual performance by the non-management directors. As part of this review, the Committee considers all forms of compensation, including base salary, annual cash incentive, long-term equity incentives and other benefits provided. Mr. Rhodes is not a party to the deliberations regarding his own compensation. Instead, the Compensation Committee receives input from Pearl Meyer, as its independent compensation consultant, and discusses its recommendations directly with the Senior Vice President, Human Resources.

CEO Transition (Effective January 2024)

Executive Chairman. In determining compensation for Mr. Rhodes that will take effect when he is appointed Executive Chairman in January 2024, the Compensation Committee reviewed peer group data and found great variability in Executive Chairman pay, due to each Company’s unique facts and circumstances. The Committee wanted total compensation to be aligned appropriately with other leadership levels within the organization including the CEO successor, as well as incentivize Mr. Rhodes to remain focused on the overall health and long-term performance of the Company. Following the transition date, Mr. Rhodes shall receive an annual base salary of $150,000 with no annual bonus opportunity. Additionally, the Committee approved a long-term incentive award consisting of non-qualified stock options granted on October 6, 2023, with a grant date fair value of $4,850,000, based upon the Black-Scholes option pricing valuation model. Such award is scheduled to cliff-vest on October 15, 2028, with 50% of such award granted at an exercise price equal to 110% of the closing price of the Company’s common stock on the grant date and the remaining 50% granted at an exercise price equal to 100% of the closing price of the Company’s common stock on the grant date. All other terms of the long-term incentive award remain consistent with prior awards. In determining this compensation structure, the Committee believes a five-year cliff vesting shows commitment to the Company and its shareholders and reflects our philosophy of pay-for-long-term-performance. The premium-priced options were added to remain focused on the long-term success of the enterprise, knowing that Mr. Rhodes continues to have a strong belief in AutoZone and the future potential of this Company, which further aligns his interests with those of our shareholders.

CEO Successor. In determining compensation for Mr. Daniele that will take effect when he is appointed our Chief Executive Officer in January 2024, the Compensation Committee reviewed peer group data, Mr. Rhodes’ current compensation as CEO and Mr. Daniele’s specific experience. In particular, the Compensation Committee considered that Mr. Daniele will be new-in-position as a first-time CEO but also brings with him many years of relevant experience within AutoZone and the aftermarket automotive industry. Following such review, the Compensation Committee determined to set Mr. Daniele’s total compensation at a competitive level but below market median compared to the peer group. His base salary and target annual incentive compensation are relatively consistent with that of Mr. Rhodes’s, but his long-term incentive compensation is significantly less as Mr. Rhodes has served as CEO for more than 18 years. In connection with his appointment as Chief Executive Officer in January 2024, Mr. Daniele’s annual base salary will be increased to $1,000,000 with a bonus target of 130% of base salary. He is also expected to receive long-term incentive awards for fiscal year 2024 consisting of non-qualified stock options with an estimated grant date fair value of $7,200,000 with a portion granted on October 6, 2023, and the remaining non-qualified stock options granted as of the transition date. Consistent with existing practice, Mr. Daniele was not a party to the deliberations regarding his own compensation, however, the Compensation Committee received input from Pearl Meyer and Mr. Rhodes in establishing Mr. Daniele’s new compensation.

2023 Proxy Statement	41

Other Executive Officers

The Compensation Committee annually reviews and approves base salaries for AutoZone’s remaining executive officers based on recommendations of the Chairman, President and Chief Executive Officer and considerations of the various factors described above.

Benchmarking

AutoZone reviews publicly available data from a peer group of companies to help us ensure that our executive compensation programs remain effective in carrying out our Guiding Principles.

Peer Group Composition

Our peer group is composed of direct competitors; companies with which we compete for talent, customers and capital; and companies with a comparable range of key financial measures (e.g., revenues between 50% and 200% of AutoZone revenues, etc.) and business model (e.g. specialty retailer with retail and commercial customers). Such companies are likely to have executive positions comparable in breadth, complexity and scope of responsibility to ours. The peer group data we use is from proxy filings and other published sources – it is not prepared or compiled especially for AutoZone. We annually review the appropriateness of this peer group. It typically has changed when a peer company experiences events such as acquisitions and spin-offs, or in the event a member company experiences significant performance challenges.

● ● ● ● ●	● ● ● ● ●	● ● ● ●

FY23 Peer Group
● Advance Auto Parts ● Bath and Body Works ● Darden Restaurants ● Dick’s Sporting Goods ● Dollar General ● Dollar Tree	● Foot Locker ● Gap Stores ● Genuine Parts ● LKQ Corporation ● O’Reilly Automotive ● Ross Stores	● Sherwin Williams ● Tractor Supply Company ● Ulta Beauty ● W.W. Grainger ● Yum! Brands

Changes for FY24 Peer Group. During fiscal 2023, recognizing the continued growth of the Company, the Compensation Committee reviewed the peer group for fiscal 2024 compensation programs. The intent of such review was to ensure our peer group consists of companies with a similar business model and face similar risks and opportunities as the macroeconomic environment changes, while also selecting companies with comparable financial metrics, market capitalizations and go-to market strategies. Management continues to believe the business models of automotive retailers and petroleum distributors are too dissimilar for inclusion in our peer group. Following such review, and upon the recommendation of management and Pearl Meyer, the Compensation Committee approved the following changes for the fiscal year 2024 peer group:

●	Removed: Darden Restaurants, Foot Locker, Gap Stores, Ross Stores and Yum! Brands
●	Added: Costco Wholesale and Lowe’s

Use of Peer Group Data

Peer group data is an important tool in determining executive compensation levels. However, due to a number of factors, executive compensation data is not perfectly comparable across companies. For example, companies, like AutoZone, consider the scope, complexity and strategic contributions of each role in setting executive compensation. These factors vary significantly across companies, even in the same industry. For this reason, AutoZone does not engage in strict benchmarking of compensation levels, i.e., we do not use specific data to support precise targeting of compensation, such as setting an executive’s base pay at the 50th percentile of an identified group of companies. Instead, we utilize peer group data to help determine competitive base salaries and short-term incentive target amounts that support our ability to attract and retain executive talent within our overall compensation philosophy.

42	2023 Proxy Statement

Survey Data

In addition to the use of peer group data, AutoZone uses broader compensation survey data submitted by hundreds of companies, which may contain summary statistical information (e.g., mean, median, 25th percentile, etc.) related to base salaries, variable compensation, total annual cash compensation, long-term incentive compensation and total direct compensation. In making decisions related to executive compensation, the Compensation Committee uses the survey data as context in reviewing compensation levels, particularly for salary ranges, and approving pay actions.

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Compensation Program Details

Base Salary

We provide base salaries to our executive officers as a means to deliver a stable amount of cash compensation throughout the fiscal year. Base salaries are established by the Compensation Committee at a level that takes into consideration the individual’s position, including scope and complexity of the role, as well as broad-based market data, internal pay equity and total target cash compensation.

In general, base salaries for our executive officers are competitive but often below market median. For new executive officers that are promoted from within the organization, the Company aims to set base salaries in the bottom quartile of the market with the expectation of moving base salaries to the 30th percentile after the third year in such position. For executive officers that are externally hired, the Company may be more competitive in setting base salaries closer to median in order to successfully recruit and retain highly qualified leaders that complement the strategic needs of the organization.

Over time, as the median pay levels in the competitive market change, as evidenced by the salary survey data, AutoZone will make appropriate adjustments to its salary range midpoints so that on average, these midpoints are positioned at market median for base salaries. We believe this positioning relative to the market allows for competitive base salary levels while also delivering competitive total rewards at or above the market median through our performance-based variable compensation. For additional information on the sources of market data and how AutoZone uses such data, see “Benchmarking” within this CD&A.

The below table lists each of our named executive officer’s base salary for fiscal years 2022 and 2023, the percent of increase from the prior year and the rationale for the change.

Name	FY22	FY23	Increase	Rationale
William C. Rhodes, III	$1,050,000	$1,050,000	0.0%	As CEO, Mr. Rhodes has not typically received salary increases. He has received one $50,000 salary increase in the past ten years.
Jamere Jackson	710,000	731,000	3.0%	Mr. Jackson received a smaller salary increase as his salary was near market median.
Thomas B. Newbern	616,000	641,000	4.1%	Mr. Newbern received a salary increase aligned with the approach for all AutoZoner's with an average increase of 4.0%.
Philip B. Daniele	500,000	519,000	3.8%	Mr. Daniele received a salary increase aligned with the approach for all AutoZoner's with an average increase of 4.0%.
Preston B. Frazer	500,000	449,000	(10.2)%	Mr. Frazer received a salary decrease aligned with the change in the scope of his role and responsibilities as he moved from Operations and Sales into Finance.

ANNUAL INCENTIVE PLAN

All executive officers were eligible to receive an annual cash incentive award under the FY23 Management Incentive Plan (“MIP”), which is designed to motivate and reward executives for short-term performance

44	2023 Proxy Statement

measured against pre-established financial goals. The following graphic illustrates the general design and structure of the MIP, or the annual incentive plan.

The Compensation Committee annually reviews the design and elements of our executive compensation program to ensure it continues to reflect our Guiding Principles. In addition, the Committee periodically engages in a deeper review as may be appropriate due to evolving best practices, macroeconomic circumstances or otherwise. For example, during FY23, the Compensation Committee reviewed historical annual plan attainment levels over the prior 20-year period to ensure plan design reflected the Guiding Principles of Drive Performance and Drive Shareholder Value. In particular, the Compensation Committee reviewed incentive plan payout levels and performance against planned targets. In the instances where the Company performed significantly greater than plan and executive officers earned significant incentive plan payouts, the Committee reviewed underlying factors driving the exceptional performance, the incremental cost to shareholders, the growth in AutoZone’s market capitalization, industry performance and industry-wide compensation practices. Based on this review, the Compensation Committee determined the MIP, or the annual incentive plan, is designed effectively and furthers all three Guiding Principles. As a result, the Compensation Committee has not made any significant changes to the plan design.

In FY23, the Compensation Committee established a maximum (above which no further bonus may be earned) of 300%. Looking at historical performance, the addition of a maximum payout was appropriate in the current environment.

Target Opportunity

As set forth in the table below, each executive officer’s annual incentive plan target opportunity is expressed as a percentage of base salary, which percentage is based on the individual’s level of seniority within the organization. As an individual’s level of seniority and management responsibility increases, his or her target opportunity as a percentage of base salary increases and therefore the portion of his or her total performance-based compensation similarly increases.

Target
Role	(% of Base Salary)
Chairman, President and Chief Executive Officer	130.0%
Executive Vice President	75.0%
Senior Vice President	60.0%

Performance Goals and Payout Matrix

Actual payouts under our annual incentive plan are based upon performance against the matrix set forth on the following page. In developing the matrix, the Compensation Committee began with Economic Profit because it ensures that the Company is using capital to generate profitable earnings efficiently and in a manner that is sustainable for the future. In other words, Economic Profit ensures that growth, as well as the cost of growth, are balanced and achieved in a manner that maximizes the long-term interests of our shareholders. Furthermore, Economic Profit allows us to align short-term compensation goals to long-term value creation.

Accordingly, target Economic Profit, calculated by reference to the FY23 operating plan EBIT and ROIC, would result in target (or 100%) payout. Different levels of attainment of EBIT and ROIC result in varying levels of Economic Profit and payout is based upon actual Economic Profit against target Economic Profit. Accordingly, annual incentive payouts are driven by EBIT and ROIC and their corresponding impact to Economic Profit against target. For these reasons, we do not apply straight-line interpolation of our EBIT and ROIC as we focus on impact to Economic Profit instead.

The key metrics in developing the FY23 annual incentive plan are defined below. The Compensation Committee may (but is not required to) adjust for the effect of one-time charges and extraordinary events such as asset write-downs, litigation judgments or settlements, changes in tax laws, accounting principles or other laws or

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provisions affecting reported results, accruals for reorganization or restructuring, and any other extraordinary non-recurring items, acquisitions or divestitures and any foreign exchange gains or losses on the calculation of performance.

●	Earnings before interest and taxes (“EBIT”) is defined as net income plus interest and taxes.
●	Return on Invested Capital (“ROIC”) is defined as after-tax operating profit (excluding rent) divided by average invested capital (which includes a factor to consider operating leases as financing leases).
●	Economic Profit is calculated as net operating profit (including rent) after taxes, less the cost of capital using a capital charge rate of 10.5%.

Additionally, the Payout Matrix is further adjusted to ensure the annual incentive plan embodies our Guiding Principles—Drive Performance, Drive Retention and Drive Shareholder Value. These adjustments to the matrix serve as “guardrails” and are described below.

●	Performance Hurdle. The annual incentive plan is subject to a pre-established threshold or hurdle such that no annual incentive awards are paid out unless the Company achieves 90% of target Economic Profit. If the Company achieves 90% of target Economic Profit, payout is 50% of target MIP opportunity. Achievement above 50% is paid by reference to the matrix. We believe this ensures goals are appropriately rigorous to drive performance.
●	Emphasize EBIT Growth. The matrix is also modified such that payout shall not exceed target (or 100%) unless the EBIT target is exceeded. In other words, exceeding the ROIC target alone will not be sufficient to result in an above-target payout. The rationale for this is that there must be “incremental EBIT” (or EBIT in excess of target EBIT) to fund the additional incentive payout. This ensures that any excess payout earned by, and paid to, management does not come at the expense of shareholders but rather is paid out of the additional profit dollars generated by management’s efforts.

The payout matrix below reflects the targets for FY23, after giving effect to the Company’s actual effective tax rate.

	AutoZone FY23 Annual Incentive Plan Payout Matrix
ROIC	EBIT	$2,739.0	$2,910.1	$3,081.3	$3,252.5	$3,423.7	$3,457.9	$3,594.9	$3,766.1	$3,937.3
	(MMs)	80%	85%	90%	95%	100%	101%	105%	110%	115%
	51.23%	—	—	—%	72%	94%	98%	116%	138%	155%
	51.73%	—	—	—%	74%	96%	100%	118%	139%	157%
	52.23%	—	—	—%	75%	97%	102%	119%	141%	159%
	52.73%	—	—	50%	77%	99%	103%	121%	143%	161%
	53.23%	—	—	51%	78%	100%	105%	123%	145%	163%
	53.73%	—	—	52%	80%	100%	107%	125%	147%	165%
	54.23%	—	—	53%	82%	100%	108%	126%	148%	167%
	54.73%	—	—	54%	83%	100%	110%	128%	150%	168%
	55.23%	—	—	55%	84%	100%	111%	129%	152%	170%
	55.73%	—	—	56%	86%	100%	113%	131%	153%	172%
	56.23%	—	—	57%	87%	100%	114%	132%	155%	173%
	56.73%	—	—	58%	89%	100%	116%	134%	157%	175%
	57.23%	—	—	59%	90%	100%	117%	135%	158%	177%
	57.73%	—	—	60%	91%	100%	119%	137%	160%	178%
	58.23%	—	—	61%	93%	100%	120%	138%	161%	180%
	58.73%	—	—	62%	94%	100%	121%	140%	162%	181%
	59.23%	—	—	62%	95%	100%	123%	141%	164%	183%

Note: Shaded areas on the matrix indicate levels of attainment in which EBIT and ROIC would result in Economic Profit that is less than 90% of target Economic Profit and therefore does not meet the specified hurdle and results in no payout.

46	2023 Proxy Statement

Attainment per Matrix

The Company’s results for fiscal year 2023 consisted of $2,432.0 million in Economic Profit, $3,523.5 million in adjusted EBIT and 53.78% of adjusted ROIC, in each case, after removing the effects of non-cash charges related to Last-In, First-Out (“LIFO”) inventory reserve adjustments and non-routine legal settlements. Also, ROIC was calculated on a 14-point trailing fiscal period average to mitigate potential risk related to short-term actions which could inflate calculations. Based on these results, the Company achieved a payout of 112.8% of target under the FY23 Management Incentive Plan.

($in mill)	Target	Actual
Economic Profit	$2,371.1	$2,432.0
EBIT	$3,423.7	$3,523.5
ROIC	55.23%	53.78%
MIP Attainment per Matrix (% of Target): 112.8%

Individual Modifier

Our annual incentive plan includes an individual modifier, which can adjust payouts positively or negatively as set forth below for all executives except for our CEO. The modifier serves to incent exceptional individual performance against pre-established individual goals. The individual performance component is structured as a modifier rather than a separate metric to ensure all executives are working collaboratively as one team in the best interests of the Company as a whole, rather than have individual goals compete with the shared interests of the organization. The pre-established individual goals for each of our executive officers support the attainment of our enterprise-wide financial goals and strategic growth priorities. For fiscal year 2023, these goals were focused on improving the customer experience across all channels, executing sales initiatives, expanding our store footprint (including hub and mega hub stores), expanding inventory assortment, realizing operating efficiencies and managing and developing a diverse and talented workforce.

Rating	Modification	Description
1	0%	Consistently did not meet expectations. No incentive plan payout regardless of company performance.
2	-20%	Did not meet expectations. Incentive plan target payout is reduced by 20%.
3	None	Met expectations. No modification to payout.
4	+ 20%	Exceeded expectations. Incentive plan target payout is increased by 20%.
5	+ 30%	Exceptional performance. Incentive plan target payout is increased by 30%.

Actual Payouts

After giving effect to actual FY23 performance against pre-established financial goals and individual goals, each named executive officer earned the following annual incentive plan payout.

		Target		Payout
	Base Salary	(% of Base	Target	(112.8% of Target)	Individual	Actual Payout
Name	($)	Salary)	($)	($)	Modifier	($)
William C. Rhodes, III	$1,050,000	130.0%	$1,365,000	$1,539,720	—	$1,539,720
Jamere Jackson	727,769	75.0%	545,827	615,693	—	615,693
Thomas B. Newbern	637,154	75.0%	477,865	539,032	—	539,032
Philip B. Daniele	516,077	75.0%	387,058	436,602	—	436,602
Preston B. Frazer (1)	483,769	69.0%	331,742	374,205	(66,348)	307,857

(1)	Amounts shown reflect a blend of salary and target MIP opportunities based on Mr. Frazer's change in role during the fiscal year.

Long-Term Incentive Plan

For FY23, all executive officers were awarded long-term incentives under the 2020 AutoZone, Inc. Omnibus Incentive Award Plan in the form of stock options. These long-term equity awards are granted to drive long-term performance by rewarding long-term value creation in the form of stock price appreciation.

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As with other elements of executive compensation, the Compensation Committee annually reviews the design of the long-term incentive plan to ensure it remains effective and in furtherance of the Guiding Principles. While the Compensation Committee has traditionally granted long-term compensation in the form of stock options, the Committee continues to evaluate the efficacy of stock options against other potential equity vehicles. The Committee remains of the view that stock options are the most appropriate performance-based equity vehicle for AutoZone’s executive officers because:

●	Stock options directly align management’s interest with the long-term interests of shareholders by awarding value upon stock price appreciation and long-term value creation.
●	The 10-year term of stock options necessarily incents management to focus on a 7- to 10-year performance period as options reach their greatest value, in contrast to performance share units which typically carry a 3- or 4-year performance period.
●	Retirement-eligible employees (as defined in the applicable plan) may continue to vest and can retain vested and unvested options for the remainder of the option term; accordingly, executives are incented to develop organizational talent, facilitate succession planning and transfer institutional knowledge. This ensures the long-term stability and growth of the organization even after the individual’s retirement.

Also, when considering the efficacy of stock options, the Committee observed the following:

●	Turnover of option-eligible employees, after excluding departures due to retirement or performance issues, remain well below market.
●	The Company’s burn rate remains at the median of the Peer Group.
●	The Company’s long-term performance, as measured by TSR over the last ten years is in the top quartile compared to its Peer Group.
●	The average number of years stock options have been held before exercise is 6 years from the date of grant, for current executive officers as a group (based upon the last ten years of activity).

Stock Options

The non-qualified stock options are typically granted in late September or early October at the first regularly scheduled Compensation Committee meeting of the fiscal year. Awards of stock options may be granted outside of this general time frame in the event of internal promotions, external hires or other unique circumstances. Options have a term of ten years and become vested and are generally exercisable over a four-year period at the rate of one-fourth per year. Beginning with the fiscal year 2021 grant, options vest on October 15 of each of the four years following the grant date, which ensures the first vesting date occurs more than one full year after the date of grant. The exercise price for such options is equal to the closing price of our common stock on the grant date, as quoted on the NYSE. Under the terms of the AutoZone, Inc. 2020 Omnibus Incentive Award Plan, we may not grant stock options with a strike price at a discount to fair market value. Unless otherwise determined by the Compensation Committee, “fair market value” as of a given date is the closing price of our common stock as quoted on the NYSE on such date or, if the shares were not traded on that date, the most recent preceding date when such shares were traded.

FY23 Long-Term Incentive Plan Awards

Name	Options Granted (1)
	(#)	($)
William C. Rhodes, III	19,700	$15,877,386
Jamere Jackson	5,240	4,223,223
Thomas B. Newbern	5,240	4,223,223
Philip B. Daniele	5,240	4,223,223
Preston B. Frazer	5,240	4,223,223

(1)	All Executive Vice Presidents received a similar grant in FY23

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One-Time Special Awards

As a general rule, the Company does not grant one-time special awards to executive officers. However, in limited instances, the Company may grant a one-time special sign-on award for the sole purpose of recruiting and attracting high-caliber candidates to the AutoZone Executive Committee. Over the past five years, the Company has only issued one-time special awards to executive officers in four instances, all of which were sign-on awards subject to our typical four-year vesting conditions. Consistent with historical practice, during FY23, the Company granted a sign-on award to the newly hired SVP, General Counsel and Secretary. These sign-on awards, consistent with market practice, serve to incentivize external candidates to accept our offer of employment while also providing compensation for any unvested awards he or she may have left from their prior employer. Furthermore, providing equity subject to multi-year vesting conditions immediately aligns external hires’ interests with those of the balance of the management team and our shareholders.

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Other Practices, Policies & Guidelines

Stock Ownership Guidelines

In furtherance of our Guiding Principles—Drive Performance and Drive Retention, AutoZone maintains robust stock ownership requirements for all executive officers. Without giving effect to recently elected directors or recently hired or promoted executives who are each provided with a transition period to comply, all directors and executive officers are in compliance with these stock ownership guidelines.

REQUIREMENT	DESCRIPTION
Ownership Requirement	● Independent Directors: 7x Cash portion of Annual Retainer ● Chief Executive Officer: 6x base salary ● Executive Vice President: 3x base salary ● Senior Vice President: 2x base salary
Eligible Equity
●
All eligible equity is valued at the closing price of AutoZone common stock as of the end of the fiscal year. Eligible equity includes shares that are reportable as beneficially owned, whether direct or indirect.
●
No portion of unvested awards or unexercised options are included for purposes of determining compliance with these guidelines.

Transition Period
●
Independent Directors: Within 5 years of joining the Board
●
Executive Officers: Within 5 years of becoming a member of the Executive Committee; provided, any current Executive Committee member promoted to another Executive Committee role shall have an additional 3 years from promotion date to achieve higher requirement.

Holding Requirements
●
Individuals not in compliance will be required to hold 50% of the shares acquired upon exercise of stock options (after permitting the sale of shares to cover taxes due) and may not otherwise sell any shares of AZO.
●
Guidelines will no longer apply after an executive officer reaches age 62 in order to facilitate appropriate financial planning as potential retirement approaches. The Compensation Committee may waive the guidelines for any other executive at its discretion.

Unlawful Insider Trading and Anti-Hedging Policy

AutoZone has adopted policies and procedures designed to prohibit unlawful insider trading, hedging transactions and related practices. Specifically, AutoZone’s employees, officers and directors are prohibited from trading in AutoZone securities while in possession of material, nonpublic information, from pledging AutoZone securities as collateral, holding AutoZone securities in a margin account and entering into transactions that are designed to hedge or offset decreases in the market value of AutoZone securities. Prohibited transactions include equity swaps, prepaid variable forward contracts, put or call options (other than employee stock option grants), short sales or other derivative instruments. Additionally, certain employees and officers are subject to routine and non-routine blackout periods during which times trading in our securities is not permitted, as well as pre-clearance procedures to ensure compliance with applicable internal policies.

Clawback Policy

In fiscal year 2017, AutoZone adopted an incentive compensation recovery, or “Clawback Policy” that applied to current and former members of the AutoZone Executive Committee. Consistent with the final rules adopted by the SEC and NYSE, the Compensation Committee has adopted a revised Clawback Policy, which is summarized below. The complete text of such Clawback Policy is filed as an exhibit to the FY23 Form 10-K.

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Non-Discretionary Clawback in the event of a Financial Restatement. In the event that AutoZone is required to prepare an accounting restatement to correct an error that (x) is material to the previously issued financial statements or (y) would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Company will seek to recover erroneously awarded incentive compensation received by any current or former executive officer during the immediately preceding three fiscal years. This is a “no fault” policy, meaning that it may be triggered in the absence of fraud or willful misconduct by the executive. “Erroneous” compensation is the amount of compensation that is granted, earned or vested based upon attainment of a financial reporting measure included in an accounting restatement above what would have been received had the financial statements in question been accurate.

Discretionary Clawback in the event of Willful Misconduct. Additionally, the Board, in its sole discretion, may seek to recover incentive compensation received by any current or former executive officer during the immediately preceding three fiscal years in the event such executive officer willfully engaged in conduct which is demonstrably or materially injurious to AutoZone, monetarily or otherwise.

Benefits

Our executive officers participate in certain benefits on the same terms that are offered to all of our full-time U.S. salaried employees. We also provide them with limited additional benefits and perquisites for retention and recruiting purposes, to replace benefit opportunities lost due to regulatory limits, and to enhance their ability to focus on our business. We do not provide tax gross-up payments for named executive officers on any benefits and perquisites other than relocation-related items. The primary additional benefits and perquisites include the following:

Benefit	Availability(1)(2)
Employee Stock Purchase Plan (ESPP)	● All U.S. AutoZoners
Executive Stock Purchase Plan (XSPP)	● Vice Presidents and above
401(k) Retirement Plan, with Match	● All U.S. AutoZoners
Executive Deferred Compensation Plan (EDCP), with Match	● Vice Presidents and above
Salary Continuation Death Benefit	● All U.S. AutoZoners
Matching Charitable Gift Program	● All U.S. AutoZoners; Executives eligible to receive a larger match
Medical, Dental and Vision Plans	● All U.S. AutoZoners
Executive Physical Program	● Executive Officers
Company-Paid Life Insurance Plans	● All U.S. AutoZoners
Company-Paid Disability Insurance Plans	● Vice Presidents and above

(1)	Benefits listed as available to all AutoZoners are excluded from “All Other Compensation” in the Summary Compensation Table as permitted by applicable disclosure rules.
(2)	This table is a summary only and does not describe specific benefit eligibility rules, such as minimum service, among others. All U.S. AutoZoners refers to full-time, salaried employees.

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Stock Purchase Plans

	ESPP	XSPP
Overview	Shares purchased at a discount	Shares purchased at Fair Market Value (“FMV”) with a Company-provided “match” of shares (the “Matched Shares”)
Eligibility	All U.S. AutoZoners with 6-months of service	Vice Presidents and above with 6-months of service
Contributions	After tax, limited to lower of 10% of eligible compensation or $15,000	After tax, limited to 25% of eligible compensation
Discount / Match	15% discount to FMV	Matched Shares provided, such that total shares acquired are purchased at a 15% discount to FMV
Fair Market Value (FMV)	FMV is the lower of the closing price of a share of AZO common stock on the first and last trading day of the calendar quarter	FMV is the closing price of a share of AZO common stock on the last trading day of the calendar quarter
Vesting	Fully vested, but subject to one-year holding period	Purchased shares are fully vested and subject to one-year holding period. Matched Shares vest after one year.

Employee Stock Purchase Plan. AutoZone maintains the Eighth Amended and Restated AutoZone, Inc. Employee Stock Purchase Plan (“Employee Stock Purchase Plan” or “ESPP”) which enables all US. AutoZoners, with six months of service, to purchase AutoZone common stock at a 15% discount to FMV, subject to IRS-determined limitations. Based on IRS rules, annual purchases in the ESPP are limited to the lower of $15,000 or 10% of eligible compensation.

Executive Stock Purchase Plan. To support and encourage greater stock ownership by our leadership, AutoZone has also established a non-qualified stock purchase plan. The AutoZone, Inc. Sixth Amended and Restated Executive Stock Purchase Plan (“Executive Stock Purchase Plan” or “XSPP”) operates in a similar manner to the ESPP in that it allows executives to acquire shares of AutoZone common stock at a 15% discount to FMV. Because the XSPP is not required to comply with the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), it provides for a higher limit on the percentage of a participant’s compensation that may be used to purchase shares and is limited to 25% of the eligible compensation with respect to the plan year. Under the XSPP, shares of AutoZone common stock are purchased at 100% of FMV (i.e., not at a discount), and a specified number of shares (the “Matched Shares”) are issued by the Company at no cost to the participant such that the total number of shares received is equivalent to acquiring the shares at 15% discount to FMV. The Matched Shares are unvested for one year from the date of purchase and subject to forfeiture during that time.

Retirement Plans

401(k) Retirement Plan. AutoZoners based in the United States are eligible to participate in the AutoZone, Inc. 401(k) Plan after one year of employment. The 401(k) Plan is a qualified plan that meets the requirements of Internal Revenue Code Section 401(a). The 401(k) Plan allows participants to make a pretax contribution of a specified percentage of their annual pay, up to IRS-imposed maximums, into an investment account. The Company provides a matching contribution that is calculated based on 100% of the first 3% of contributions and 50% of the next 2% of contributions into the 401(k) Plan.

Executive Deferred Compensation Plan. AutoZone officers based in the United States holding a role of Vice President or higher are eligible to participate in the AutoZone, Inc. Executive Deferred Compensation Plan (“Executive Deferred Compensation Plan” or “EDCP”) after their first year of employment. The EDCP is a nonqualified plan that allows participants to make a pretax deferral of up to 25% base salary and/or up to 75% of annual cash incentive compensation, with a Company-provided matching contribution that is calculated based

52	2023 Proxy Statement

on 100% of the first 3% of deferrals and 50% of the next 2% deferred, less the maximum value of the Company match available generally to participants in AutoZone’s 401(k) Plan.

An AutoZoner always CARES ABOUT PEOPLE

Treat people with dignity and respect. Recognize great work and provide frequent feedback. Demonstrate concern for others and your community. Create a safe environment. Own your development and help develop others.

Taking Care of People

Salary Continuation Death Benefit. In the unfortunate event an eligible full-time AutoZoner passes away, AutoZone will provide up to 12 weeks of the deceased AutoZoner’s pay to their named beneficiary. This new benefit was implemented in fiscal year 2022 and reflects our steadfast commitment to take care of our people, because their family is our family.

Matching Charitable Gift Program. At AutoZone, we encourage our AutoZoners to be active members of the communities in which they live, work and serve. Through our Matching Gift Program, we commit to match AutoZoner donations dollar-for-dollar, up to $500 per AutoZoner per fiscal year, to qualified charities of their choice. Our Matching Gift program is available to all full-time and part-time AutoZoners in the United States. For Vice Presidents, AutoZone will match dollar-for-dollar up to $10,000, and for Executive Officers, AutoZone will match dollar-for-dollar up to $50,000, in each case per individual per fiscal year to qualified charities of their choice.

Limited Perquisites. The Company provides limited perquisites and personal benefits to its executives in order to allow them to devote more time to their business responsibilities while also promoting health, wellness and safety.

●Company Aircraft. Senior executives may periodically use AutoZone’s private aircraft for personal travel pursuant to an agreement with the Company. Under the agreement, the Company must be reimbursed for the direct, incremental cost to the Company arising from the personal use of the aircraft. These expenses include the cost of fuel, aircraft maintenance plan costs related to the trip, ramp fees, pilot expenses (if contract pilots are used on the trip), any special insurance for the trip, and other direct costs to the Company. All of the fixed costs related to the use of the private aircraft, such as regular insurance premiums, hangar fees, depreciation and subscription costs, are paid by the Company, and reimbursement is not required for such costs.
●Other. The Company also provides its executive officers with home security system and/or monitoring services, airline club memberships and status upgrades, Company-paid spouse business-related travel, and Company-paid long-term disability insurance premiums.

Risk Assessment of Compensation Programs

Management has assessed our compensation programs and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on AutoZone. This risk assessment included reviewing the design and operation of our compensation programs, identifying and evaluating situations or compensation elements that could raise more significant risks, and evaluating other controls and processes designed to identify and manage risk. The Compensation Committee reviewed the risk assessment and concurred with management’s conclusion.

Tax Considerations

Section 409A of the Code was created with the passage of the American Jobs Creation Act of 2004. These tax regulations create strict rules related to non-qualified deferred compensation earned and vested on or after January 1, 2005. The Internal Revenue Service periodically releases Notices and other guidance related to Section 409A, and AutoZone continues to take actions designed to comply with the Section’s applicable requirements.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed solely of independent, non-employee directors. None of the members of the Compensation Committee (i) was an officer or employee of the Company at any time during or prior to fiscal 2023 or (ii) is or was a participant in a “related person” transaction with the Company since the beginning of fiscal 2023. No executive officer of the Company serves, or in the past fiscal year has served, on the compensation committee or board of any company that has one or more of its executive officers serving as a member of the Company’s Compensation Committee or Board.

2023 Proxy Statement	53

Summary Compensation Table

This table shows the compensation paid to the NEOs during the 2023, 2022 and 2021 fiscal years.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($) (2)(3)	($) (3)	($) (4)	($) (5)	($)
William C. Rhodes III	2023	1,050,000	—	89,372	15,877,386	1,539,720	240,344	18,796,822
Chairman, President &	2022	1,050,000	—	89,909	10,280,340	2,613,975	295,786	14,330,010
Chief Executive Officer	2021	1,050,000	—	90,672	9,495,777	3,957,135	245,412	14,838,996
Jamere Jackson	2023	727,769	—	—	4,223,223	615,693	97,312	5,663,997
Chief Financial Officer/Executive Vice President,	2022	708,462	—	—	2,736,529	1,017,528	114,348	4,576,867
Finance & Store Development	2021	673,077	1,200,000	—	3,037,480	1,463,438	69,389	6,443,384
Thomas B. Newbern	2023	637,154	—	—	4,223,223	539,032	88,184	5,487,593
Executive Vice President,	2022	612,923	—	—	3,284,813	880,311	112,417	4,890,464
Operations, Sales & Technology	2021	593,538	—	—	2,141,205	1,548,600	77,499	4,360,842
Philip B. Daniele	2023	516,077	—	28,354	4,223,223	436,602	83,212	5,287,468
Executive Vice President,	2022	500,000	—	7,988	2,736,529	718,126	76,184	4,038,827
Merchandising, Marketing, Supply Chain & CEO-Elect	2021
Preston B. Frazer	2023	483,769	—	58,791	4,223,223	307,857	110,591	5,184,231
Senior Vice President,	2022	500,000	—	45,325	2,736,529	718,126	106,786	4,106,766
Finance	2021

(1)	Annual incentive awards were paid pursuant to the EICP and therefore appear in the “non-equity incentive plan compensation” column of the table. In FY21, we provided Mr. Jackson with an initial $1.2 million cash sign-on bonus as a make-whole award for the awards that were forfeited when he left his previous company.
(2)	Represents shares acquired pursuant to the Executive Stock Purchase Plan. See “Compensation Discussion and Analysis” on page 32 for more information about the Executive Stock Purchase Plan. See Note B, Share-Based Payments, to our consolidated financial statements in our Annual Report for a description of the Executive Stock Purchase Plan and the accounting and assumptions used in calculating expenses in accordance with FASB ASC Topic 718.
(3)	The value of stock awards and option awards was determined as required by FASB ASC Topic 718. There is no assurance that these values will be realized. See Note B, Share-Based Payments, to our consolidated financial statements in our Annual Report for details on assumptions used in the valuation. To address compensation forfeited at the former employer, in FY21 we provided Mr. Jackson with an initial long-term incentive grant of approximately $1.0 million in stock options.
(4)	Incentive amounts were earned for the 2023 fiscal year pursuant to the EICP and were paid in October 2023. See “Compensation Discussion and Analysis” on page 32 for more information about this plan.
(5)	All Other Compensation includes the following:

					Company
					Contributions
		Perquisites and			to Defined	Life
		Personal		Imputed	Contribution	Insurance
		Benefits		Income	Plans	Premiums
Name		($)(A)		($)(C)	($)(D)	($)
William C. Rhodes III	2023	62,151	(B)	29,390	144,051	4,752
Jamere Jackson	2023	16,248		7,574	69,401	3,260
Thomas B. Newbern	2023	10,000		13,767	58,654	3,622
Philip B. Daniele	2023	33,791	(B)	2,622	44,425	914
Preston B. Frazer	2023	54,361	(B)	5,558	44,887	950

(A)	Perquisites and personal benefits for all NEOs include matching charitable contributions under the AutoZone Matching Gift Program, Company-provided home security system and/or monitoring services, airline club memberships and status upgrades, Company-paid spouse business-related travel and Company-paid long-term disability insurance premiums.
(B)	The perquisites or personal benefits which exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for an executive officer, consisted of matching charitable contributions made under the AutoZone Matching Gift program, under which executives may contribute to qualified charitable organizations and AutoZone provides a matching contribution to the charities in an equal amount, up to $50,000 in the aggregate for each executive officer annually, are as follows:

54	2023 Proxy Statement

Name	2023($)

William C. Rhodes III	50,000
Philip B. Daniele	22,100
Preston B. Frazer	45,681

(C)	Represents amounts related to imputed earnings on company-paid, taxable life insurance and miscellaneous other items.
(D)	Represents employer contributions to the AutoZone, Inc. 401(k) Plan and the AutoZone, Inc. Executive Deferred Compensation Plan.

Grants of Plan-Based Awards

The following table sets forth information regarding plan-based awards granted to the Company’s NEOs during the 2023 fiscal year.

					All Other	All Other
					Stock	Option		Grant
					Awards:	Awards:	Exercise	Date Fair
		Estimated Future Payments			Number of	Number of	or Base	Value of
		Under Non-equity Incentive			Shares of	Securities	Price of	Stock and
		Plans (1)			Stock or	Underlying	Option	Option
	Equity Plans	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#) (2)	(#) (3)	($)	($)
William C. Rhodes III		682,500	1,365,000	4,095,000
	10/4/2022					19,700	2,205.03	15,877,386
	9/30/2022				6			12,852
	12/30/2022				22			54,256
	3/31/2023				5			12,291
	6/30/2023				4			9,973
								15,966,758
Jamere Jackson		272,913	545,827	1,637,480
	10/4/2022					5,240	2,205.03	4,223,223
								4,223,223
Thomas B. Newbern		238,933	477,866	1,433,597
	10/4/2022					5,240	2,205.03	4,223,223
								4,223,223
Philip B. Daniele		193,529	387,058	1,161,173
	10/4/2022					5,240	2,205.03	4,223,223
	9/30/2022				4			8,568
	12/30/2022				2			4,932
	3/31/2023				3			7,374
	6/30/2023				3			7,480
								4,251,577
Preston B. Frazer		165,871	331,742	995,226
	10/4/2022					5,240	2,205.03	4,223,223
	9/30/2022				2			4,284
	12/30/2022				18			44,391
	3/31/2023				2			4,916
	6/30/2023				1			2,493
								4,279,307

(1)	Represents potential threshold, target and maximum incentive compensation for the 2023 fiscal year under the EICP based on the dollar value of the estimated target amount payable if the specified performance target is reached. The amounts actually paid for the 2023 fiscal year are described in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. The “threshold” is the minimum payment level under the EICP which is 50% of the target amount. The maximum is 300% of the target. See “Compensation Discussion and Analysis” at page 32.
(2)	Represents shares awarded pursuant to the Executive Stock Purchase Plan. See “Compensation Discussion and Analysis” at page 32 and the discussion following this table for more information on the Executive Stock Purchase Plan.
(3)	Represents options awarded pursuant to the 2020 Omnibus Incentive Plan. See “Compensation Discussion and Analysis” at page 32.

2023 Proxy Statement	55

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding stock option awards under the Amended 2011 Equity Plan, the 2011 Equity Plan, 2020 Omnibus Incentive Plan, other outstanding equity awards under the Amended 2011 Equity Plan and the 2011 Equity Plan, and unvested shares under the Executive Stock Purchase Plan for the Company’s NEOs as of August 26, 2023:

		Option Awards				Shares
						Number of	Market
		Number of Securities				Shares of	Value of
		Underlying Unexercised Options		Option		Stock that	Shares of Stock
		(1)		Exercise	Option	have not	that have not
Name	Grant Date	Exercisable	Unexercisable	Price ($) (4)	Expiration Date	Vested (2)	Vested ($) (3)
William C. Rhodes III	9/23/2016	6,750	—	744.85	9/24/2026
	9/26/2017	12,000	—	587.13	9/27/2027
	9/25/2018	26,500	—	772.80	9/26/2028
	10/7/2019	20,625	6,875	1,060.81	10/8/2029
	10/7/2020	15,300	15,300	1,139.99	10/8/2030
	10/5/2021	5,250	15,750	1,651.22	10/5/2031
	10/4/2022	—	19,700	2,205.03	10/4/2032
	9/30/2022					6	14,720
	12/30/2022					22	53,975
	3/31/2023					5	12,267
	6/30/2023					4	9,814
Totals		86,425	57,625			37	90,776
Jamere Jackson	9/23/2020	1,480	1,482	1,128.95	9/24/2030
	10/7/2020	3,450	3,450	1,139.99	10/8/2030
	10/5/2021	1,397	4,193	1,651.22	10/5/2031
	10/4/2022	—	5,240	2,205.03	10/4/2032
Totals		6,327	14,365			—	—
Thomas B. Newbern	9/25/2018	7,800	—	772.80	9/26/2028
	10/7/2019	6,375	2,125	1,060.81	10/8/2029
	10/7/2020	3,450	3,450	1,139.99	10/8/2030
	10/5/2021	1,677	5,033	1,651.22	10/5/2031
	10/4/2022	—	5,240	2,205.03	10/4/2032
Totals		19,302	15,848			—	—
Philip B. Daniele	9/23/2016	6,190	—	744.85	9/24/2026
	9/26/2017	5,460	—	587.13	9/27/2027
	9/25/2018	5,450	—	772.80	9/26/2028
	10/7/2019	4,965	1,655	1,060.81	10/8/2029
	10/7/2020	2,400	2,400	1,139.99	10/8/2030
	6/16/2021	250	250	1,390.47	6/16/2031
	10/5/2021	1,397	4,193	1,651.22	10/5/2031
	10/4/2022	—	5,240	2,205.03	10/4/2032
	9/30/2022					4	9,814
	12/30/2022					2	4,907
	3/31/2023					3	7,360
	6/30/2023					3	7,360
Totals		26,112	13,738			12	29,441
Preston B. Frazer	10/6/2015	1,580	—	744.62	10/7/2025
	9/23/2016	1,245	—	744.85	9/24/2026
	9/26/2017	1,175	—	587.13	9/27/2027
	9/25/2018	1,475	—	772.80	9/26/2028
	10/7/2019	3,813	1,272	1,060.81	10/8/2029
	10/7/2020	2,400	2,400	1,139.99	10/8/2030
	6/16/2021	250	250	1,390.47	6/16/2031
	10/5/2021	1,397	4,193	1,651.22	10/5/2031
	10/4/2022	—	5,240	2,205.03	10/4/2032
	9/30/2022					2	4,907
	12/30/2022					18	44,161
	3/31/2023					2	4,907
	6/30/2023					1	2,453
Totals		13,335	13,355			23	56,428

(1)	Unless indicated otherwise, stock options vest annually in one-fourth increments over a four-year period.

56	2023 Proxy Statement

(2)	Represents shares acquired pursuant to unvested shares granted under the Executive Stock Purchase Plan. Such shares vest on the first anniversary of the date the option was exercised under the plan and will vest immediately upon a participant’s termination of employment without cause or the participant’s death or disability.
(3)	Based on the closing price of AutoZone common stock on August 26, 2023 ($2,453.40 per share).

Option Exercises and Stock Vested

The following table sets forth information regarding stock option exercises and vested stock awards for the Company’s NEOs during the fiscal year ended August 26, 2023:

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($) (1)	(#) (2)	($) (3)
William C. Rhodes III	54,892	88,408,766	44	106,689
Jamere Jackson	—	—	—	—
Thomas B. Newbern	—	—	—	—
Philip B. Daniele	6,670	10,583,952	4	9,560
Preston B. Frazer	1,730	3,486,434	22	53,627

(1)	If the shares were sold immediately upon exercise, the value realized on exercise of the option is the difference between the actual sales price and the exercise price of the option. Otherwise, the value realized is the difference between the closing price of AutoZone common stock on the New York Stock Exchange on the date of exercise and the exercise price of the option.
(2)	Represents shares acquired pursuant to the Executive Stock Purchase Plan. See “Compensation Discussion and Analysis” on page 32 for more information about this plan.
(3)	Based on the closing price of AutoZone common stock on the vesting date.

Nonqualified Deferred Compensation

The following table sets forth information regarding nonqualified deferred compensation for the Company’s NEOs as of and for the year ended August 26, 2023.

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings/ Losses	Withdrawals /	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($) (1)	($) (2)	($) (3)	($)	($)
William C. Rhodes III	941,692	134,359	918,882	—	18,811,342
Jamere Jackson	87,224	57,030	17,703	—	349,337
Thomas B. Newbern	303,301	47,806	(164)	(190,197)	2,495,684
Philip B. Daniele	256,833	35,642	27,020	(25,932)	1,005,939
Preston B. Frazer	422,631	36,642	90,320	—	1,086,079

(1)	Represents contributions by the NEOs under the AutoZone, Inc. Executive Deferred Compensation Plan (the “EDCP”). Such contributions are included under the appropriate “Salary” and “Non-Equity Incentive Plan Compensation” columns for the NEOs in the Summary Compensation Table.
(2)	Represents matching contributions by the Company under the EDCP. Such contributions are included under the “All Other Compensation” column for the NEOs in the Summary Compensation Table.
(3)	Represents the difference between the aggregate balance at end of fiscal 2023 and the end of fiscal 2022, excluding (i) contributions made by the executive officer and the Company during fiscal 2023 and (ii) any withdrawals or distributions during fiscal 2023. None of the losses in this column were included in the Summary Compensation Table because they were not preferential or above market.

Officers of the Company with the title of vice president or higher based in the United States are eligible to participate in the EDCP after their first year of employment with the Company. As of August 26, 2023, there were 57 such officers of the Company. The EDCP is a nonqualified plan that allows officers to make a pretax deferral of base salary and bonus compensation. Officers may defer up to 25% of base salary and up to 75% of bonus compensation. The Company match is calculated based on 100% of the first 3% of deferred

2023 Proxy Statement	57

compensation and 50% of the next 2% deferred, less the maximum value of the Company match available generally to participants in AutoZone’s 401(k) Plan. Participants may select among various mutual funds in which to invest their deferral accounts. Participants may elect to receive distribution of their deferral accounts at retirement or starting in a specific future year of choice before or after anticipated retirement (but not later than the year in which the participant reaches age 75). If a participant’s employment with AutoZone terminates other than by retirement or death, the account balance will be paid in a lump sum payment six months after termination of employment. There are provisions in the EDCP for withdrawal of all or part of the deferral account balance in the event of an extreme and unforeseen financial hardship.

Potential Payments Upon Termination Or Change In Control

Our NEOs may receive certain benefits if their employment terminates under specified circumstances. These benefits derive from Company policies, plans, agreements and arrangements described below.

Agreement with Mr. Rhodes

In 2008, Mr. Rhodes and AutoZone entered into an agreement (the “Agreement”) providing that if Mr. Rhodes’ employment is terminated by the Company without cause, he will receive severance benefits consisting of an amount equal to 2.99 times his then-current base salary, a lump sum prorated share of any unpaid annual bonus incentive for periods during which he was employed, and AutoZone will pay the cost of COBRA premiums to continue his medical, dental and vision insurance benefits for up to 18 months to the extent such premiums exceed the amount Mr. Rhodes had been paying for such coverage during his employment. The Agreement further provides that Mr. Rhodes will not compete with AutoZone or solicit its employees for a three-year period after his employment with AutoZone terminates.

Executive Officer Agreements (Messrs. Jackson, Newbern, Daniele and Frazer)

AutoZone’s executive officers who do not have written employment agreements, including Messrs. Jackson, Newbern, Daniele and Frazer, have entered into agreements (“Severance and Non-Compete Agreements”) with the Company providing that if their employment is involuntarily terminated without cause, and if they sign an agreement waiving certain legal rights, they will receive severance benefits in the form of salary continuation for a period of time ranging from 12 to 24 months, depending on their length of service at the time of termination. Other than Mr. Jackson, the aforementioned executives all have greater than 5 years of service.

Years of Service	Severance Period
Less than 1	12 months
1 – less than 5	18 months
5 or more	24 months

The executives will also receive a lump sum prorated share of their annual bonus incentive when such incentives are paid to similarly-situated executives. Medical, dental and vision insurance benefits generally continue through the severance period up to a maximum of 18 months, with the Company paying the cost of COBRA premiums to the extent such premiums exceed the amount the executive had been paying for such coverage. An appropriate level of outplacement services may be provided based on individual circumstances.

The Severance and Non-Compete Agreement further provides that the executive will not compete with AutoZone or solicit its employees for a two-year period after his or her employment with AutoZone terminates.

Equity Plans

All outstanding, unvested stock options, including those held by the NEOs, will vest immediately upon the option holder’s death pursuant to the terms of the stock option agreements.

Unvested shares under our Executive Stock Purchase Plan, which normally are subject to forfeiture if a participant’s employment terminates prior to the first anniversary of their acquisition, will vest immediately if the termination is by reason of the participant’s death, disability, termination by the Company without cause, or retirement on or after the participant’s normal retirement date. The plan defines “disability,” “cause,” and “normal retirement date.”

58	2023 Proxy Statement

Life Insurance

AutoZone provides all salaried employees in active full-time employment in the United States a company-paid life insurance benefit in the amount of two times annual earnings. “Annual earnings” exclude stock compensation and gains realized from stock option exercises but include salary and incentive compensation received. Additionally, salaried employees are eligible to purchase additional life insurance subject to insurability above certain amounts. The maximum benefit of the company-paid and the additional coverage combined is $7,500,000. All the NEOs are eligible for this benefit.

Disability Insurance

All full-time officers at the level of vice president and above are eligible to participate in two executive long-term disability plans, until age 65. Accordingly, AutoZone purchases individual disability policies for its executive officers that pay 70% of the first $7,143 of insurable monthly earnings in the event of disability. Additionally, the executive officers are eligible to receive an executive long-term disability plan benefit in the amount of 70% of the next $35,714 of insurable monthly earnings to a maximum benefit of $25,000 per month. AutoZone purchases insurance to cover this plan benefit. These two benefits combined provide a maximum benefit of $30,000 per month. The benefit payment for these plans may be reduced by deductible sources of income and disability earnings.

2023 Proxy Statement	59

The following table shows the amounts that the NEOs would have received if their employment had been terminated under specified circumstances on August 26, 2023. This table does not include amounts related to the NEOs’ vested benefits under our deferred compensation and pension plans or pursuant to stock option awards, all of which are described in the tables above.

	Voluntary	Involuntary
	or For Cause	Termination	Change in			Normal
	Termination	Not For Cause	Control	Disability	Death	Retirement
Name	($)	($)	($)	($)	($)	($)
William C. Rhodes, III (1)
Severance Pay	—	3,139,500	--	—	242,308	—
Annual Incentive	—	1,445,535	--	1,445,535	1,445,535	1,445,535
Benefits Continuation	—	54,453	--	—	4,447	—
Unvested Stock Options	—	7,780,909	--	—	55,644,278	7,780,909
Unvested Stock Awards	—	101,400	--	101,400	101,400	—
Disability Benefits	—	—	--	2,400,000	—	—
Life Insurance Benefits	—	—	--	—	5,000,000	—
Total	—	12,521,797	—	3,946,935	62,437,968	9,226,444
Jamere Jackson (2)
Severance Pay	—	1,091,654	--	—	167,947	—
Annual Incentive	—	578,031	--	578,031	578,031	578,031
Benefits Continuation	—	28,448	--	—	3,322	—
Unvested Stock Options	—	—	--	—	13,265,008	—
Unvested Stock Awards	—	—	--	—	—	—
Disability Benefits	—	—	--	3,780,000	—	—
Life Insurance Benefits	—	—	--	—	3,462,000	—
Total	—	1,698,133	—	4,358,031	17,476,307	578,031
Thomas B. Newbern (2)
Severance Pay	—	1,274,308	--	—	147,036	—
Annual Incentive	—	506,059	--	506,059	506,059	506,059
Benefits Continuation	—	33,732	--	—	4,112	—
Unvested Stock Options	—	2,069,643	--	—	15,152,666	2,069,643
Disability Benefits	—	—	--	1,410,000	—	—
Life Insurance Benefits	—	—	--	—	3,002,000	—
Total	—	3,883,742	—	1,916,059	18,811,873	2,575,702
Philip B. Daniele (2)
Severance Pay	—	1,032,154	--	—	119,095	—
Annual Incentive	—	409,894	--	409,894	409,894	409,894
Benefits Continuation	—	13,818	--	—	3,322	—
Unvested Stock Options	—	—	--	—	12,552,835	—
Unvested Stock Awards	—	26,000	—	26,000	26,000	—
Disability Benefits	—	—	--	3,780,000	—	—
Life Insurance Benefits	—	—	--	—	2,444,000	—
Total	—	1,481,866	—	4,215,894	15,555,145	409,894
Preston B. Frazer (2)
Severance Pay	—	967,538	--	—	111,639	—
Annual Incentive	—	351,315	--	351,315	351,315	351,315
Benefits Continuation	—	32,250	--	—	3,263	—
Unvested Stock Options	—	—	--	—	11,963,325	—
Unvested Stock Awards	—	59,800	--	59,800	59,800	—
Disability Benefits	—	—	--	6,480,000	—	—
Life Insurance Benefits	—	—	--	—	2,444,000	—
Total	—	1,410,903	—	6,891,115	14,933,342	351,315

(1)	Severance Pay, Annual Incentive and Benefits Continuation amounts shown under the “Involuntary Termination Not for Cause” column reflect the terms of Mr. Rhodes’ Agreement described above. Unvested stock options are those outstanding, unvested stock options which will vest immediately upon the option holder’s death, as well as, under the stock option agreement beginning in October 2022 which states under retirement which is when the Participant has (i) attained age 55 and (ii) completed at least 15 years of service with the Company. In FY22, the company added 12 weeks of salary continuation for all full-time U.S. AutoZoners with one-year of service in the event of death. Unvested stock awards are shares under the Executive Stock Purchase Plan, which vest upon involuntary termination not for cause, disability, or death. Annual Incentive is shown at actual annual incentive amount for the 2023 fiscal year; it would be prorated if the triggering event occurred other than on the last day of the fiscal year. Disability Benefits are benefits

60	2023 Proxy Statement

under a Company-paid individual long-term disability insurance policy. Life Insurance Benefits are benefits under a Company-paid life insurance policy.
(2)	Severance Pay, Annual Incentive and Benefits Continuation amounts shown under the “Involuntary Termination Not for Cause” column reflect payments to Mr. Jackson, Mr. Newbern, Mr. Daniele and Mr. Frazer under the Severance and Non-Compete Agreements described above. Annual Incentive is shown at actual annual incentive amount for the 2023 fiscal year; it would be prorated if the triggering event occurred other than on the last day of the fiscal year. Benefits Continuation refers to medical, dental and vision benefits. In FY22, the company added 12 weeks of salary continuation for all full-time U.S. AutoZoners with one-year of service in the event of death. Unvested stock options are those outstanding, unvested stock options which will vest immediately upon the option holder’s death, as well as, under the stock option agreement beginning in October 2022 which states under retirement which is when the Participant has (i) attained age 55 and (ii) completed at least 15 years of service with the Company. Unvested stock awards are share options under the Executive Stock Purchase Plan, which vest upon involuntary termination not for cause, disability, or death. Disability Benefits are benefits under a Company-paid individual long-term disability insurance policy. Life Insurance Benefits are benefits under a Company-paid life insurance policy.

PAY RATIO DISCLOSURE

Pursuant to Item 402(u) of Regulation S-K, we have conducted an analysis of our global employee population in order to estimate and disclose the total compensation paid to our median paid employee, not including our CEO, as well as the ratio of the total compensation paid to said median employee as compared to the total compensation paid to our CEO. The analysis, which is described below, yielded the following results:

Total compensation for the median employee
for fiscal 2023 (not including the CEO):	$26,669
Total compensation for the CEO:	$18,796,822
Resulting CEO-to-median employee pay ratio:	705:1

Measurement date. We identified the median employee from our population as of June 30, 2023.

Compensation measure. The regulations require us to use a “consistently applied compensation measure”, or CACM, to identify the median employee. Based on an analysis of the AutoZone workforce, we determined that fixed or guaranteed compensation, including overtime and earnings for paid time off, plus variable compensation (e.g., bonus or commission pay) closely approximate the annual total direct compensation of our employees. We converted the earnings paid in local (non-U.S.) currency to U.S. dollars using published exchange rates as of June 30, 2023. We did not apply pay adjustments allowed by the rules in order to ensure a conservative estimate (i.e., it is unlikely that the estimate could have been higher than that calculated).

Excluded population. We excluded from the analysis AutoZone employees in Brazil, Canada, China, Germany, India, Taiwan, Turkey and the United Kingdom, pursuant to the de minimis exemption under the rules. The 1,250 employees in these locations represent less than 5% of the total employee population of 116,170 as of June 30, 2023.

Pay versus Performance

The following table sets forth (i) total compensation paid to Mr. Rhodes, our principal executive officer (“PEO”) for all three fiscal years presented, as set forth in our Summary Compensation Table (“SCT”), (ii) Compensation Actually Paid (“CAP”) to our PEO, (iii) average total compensation paid to our other NEOs, excluding Mr. Rhodes, as set forth in the SCT for such fiscal year, (iv) average CAP to our other NEOs, in each case as calculated in accordance with Item 402(v) of Regulation S-K, and (v) certain Company and peer group performance measures for the periods indicated. CAP does not reflect value actually realized by the applicable executives or how the Compensation Committee evaluates compensation decisions.

2023 Proxy Statement	61

					Value of Initial Fixed $100
Fiscal Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)(2)	Average Summary Compensation Table Total for Non- PEO NEOs (3)	Average Compensation Actually Paid to Non- PEO NEOs (2)(3)(4)	Total Shareholder Return	Peer Group Total Shareholder Return (5)	Net Income ($s in millions)	Economic Profit ($s in millions)(6)
2023	$18,796,822	$37,562,328	$5,404,080	$10,077,359	$206.32	$98.08	$2,528.4	$2,432.0
2022	14,330,010	53,183,213	4,403,231	12,895,019	181.90	91.92	2,429.6	2,278.5
2021	14,838,996	33,457,070	3,943,435	6,034,162	130.22	110.88	2,170.3	1,984.4

(1)	Reconciliation of amounts shown in Summary Compensation Table to CAP to PEO.

Fiscal Year	Summary Compensation Table Total (SCT)	Value of Stock Awards and Option Awards Reported in SCT (deducted)	Year-End Value of Awards Granted in Fiscal Year (1)	Change in Fair Value of Prior Year Awards- Outstanding and Unvested (2)	Change in Fair Value (from Prior Year End) of Prior Year Awards- Vested (2)	Prior Year Fair Value of Prior Year Awards that Failed to Vest (2)	Total Adjustments	CAP
2023	$18,796,822	$(15,966,758)	$24,357,600	$9,772,375	$602,289	$—	$18,765,506	$37,562,328
2022	14,330,010	(10,370,249)	20,198,760	26,351,061	2,673,630	—	38,853,203	53,183,213
2021	14,838,996	(9,586,448)	18,881,745	10,972,210	(1,649,432)	—	18,618,074	33,457,070

(2)	Stock options are valued based on the Black-Scholes option pricing model as of the applicable measurement date. Stock options valued on a date other than the grant date are valued using the stock price and updated assumptions (i.e., term, volatility, interest rate) on such measurement date.
(3)	The Non-PEO NEOs are comprised of: Messrs. Jackson, Newbern, Daniele and Frazer for fiscal years 2023 and 2022; and Messrs. Jackson, Giles, Newbern and Finestone and Ms. Ohm for fiscal year 2021.
(4)	Reconciliation of amounts shown in Summary Compensation Table to CAP to Non-PEO NEOs

Fiscal Year	Summary Compensation Table Total (SCT)	Value of Stock Awards and Option Awards Reported in SCT (deducted)	Year-End Value of Awards Granted in Fiscal Year (1)	Change in Fair Value of Prior Year Awards- Outstanding and Unvested (2)	Change in Fair Value (from Prior Year End) of Prior Year Awards-Vested (2)	Prior Year Fair Value of Prior Year Awards that Failed to Vest (2)	Total Adjustments	CAP
2023	$5,404,080	$(4,245,009)	$6,476,196	$2,317,977	$124,116	$—	$4,673,280	$10,077,359
2022	4,403,231	(2,886,928)	5,633,491	5,210,600	534,626	—	8,491,789	12,895,019
2021	3,943,435	(1,967,903)	3,892,579	1,413,531	(145,677)	(1,101,803)	2,090,726	6,034,162

(5)	Represents the weighted peer group total shareholder return (“TSR”), weighted according to each of the companies’ respective market capitalizations at the beginning of each period for which a return is indicated. The Company's peer group is the S&P Retail Index as reflected in our Annual Report on Form 10-K for fiscal year 2023.
(6)	Economic Profit was selected by the Company as the “most important” financial performance measure (that is not otherwise required to be disclosed in the table above) used to link CAP to Company performance for the most recently completed fiscal year, or the Company-Selected Measure. See page 46 of “Compensation Discussion and Analysis” for more information about how Economic Profit is calculated.

Aggregate change in the actuarial present value of the accumulated benefits (deducted)” and “Aggregate service cost and prior service cost for pension benefits” intentionally omitted as such amounts are not applicable.

Relationship between CAP and Performance Measures

As discussed below, the relationship between the CAP to the PEO and the Average CAP to the Other NEOs in fiscal 2021, 2022 and 2023 (collectively, “NEO Compensation Actually Paid”) to each of (1) Net income, (2) TSR, and (3) Economic Profit demonstrates that such compensation fluctuates in a manner that is consistent

62	2023 Proxy Statement

with the Company’s achievement of its goals and increasing value for stockholders in line with the Company’s compensation philosophy and performance-based objectives.

The primary driver of CAP is TSR. CAP is also influenced to a lesser extent by the other Company selected financial performance measures, but more as a function of their impact on TSR.

In fiscal year 2021, CAP was primarily driven by TSR which reflected the 30% increase in the Company’s stock price from the prior year, which outpaced the S&P Retail Index. To a lesser extent, CAP was influenced by net income as it was driven by earnings before interest and taxes (EBIT) which is a component of Economic Profit for the year. The CAP of the Non-PEOs reflect a lower than expected increase in relation to the PEO due to stock options no longer outstanding at year-end following the retirement of Mr. Giles.

For fiscal years 2022 and 2023, NEO CAP is significantly higher, as it was tied to the substantial increase in the Company’s stock price reflected in the TSR calculation for the year, along with the increase in Net Income and Economic Profit for the year. See “Compensation Discussion and Analysis” above for additional information regarding our fiscal 2023 NEO compensation.

Below, in an unranked order, are the most important financial performance measures used to link executive compensation actually paid to the Company's NEOs to the Company's performance for fiscal year 2023, as further described in our CD&A within the sections titled "Annual Incentive Plan" and “Long-term Incentive Plan.”

Most Important Financial Performance Measures: Economic Profit; Return on Invested Capital; Adjusted Earnings Before Interest and Taxes; and Stock Price.

2023 Proxy Statement	63

Share Ownership Information

Beneficial Ownership Tables

The tables below set forth certain information regarding the beneficial ownership of our common stock, as determined in accordance with SEC rules, as of October 23, 2023. Under these rules, beneficial ownership includes any shares as to which such individual or group has sole or shared voting power or investment power and includes any shares of common stock which such individual or group has the right to acquire beneficial ownership within 60 days of the specified date. As of October 23, 2023, we had 17,633,748 shares of common stock outstanding. For purposes of computing the percentage and amount of outstanding shares of common stock held by each individual or group, any shares which that individual or group had the right to acquire on or before December 22, 2023 are deemed to be outstanding for the individual or entity but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other individual or group.

SHARE Ownership of Directors and Executive Officers

This table shows the beneficial ownership of common stock by each director, each named executive officer and all current directors and executive officers as a group. Unless stated otherwise in the notes to the table, each person named below has sole authority to vote and invest the shares shown.

		Deferred		Restricted
		Stock	Option	Stock	Total	Ownership
Name of Beneficial Owner	Shares	Units (1)	Awards (2)	Units (3)	(#)	Percentage
Michael George	—	—	—	222	222	*
Linda A. Goodspeed	—	—	—	2,691	2,691	*
Earl G. Graves, Jr.	—	3,417	—	4,832	8,249	*
Enderson Guimaraes	—	—	—	3,051	3,051	*
Brian Hannasch	399	—	—	216	615	*
D. Bryan Jordan	240	—	—	2,742	2,982	*
Gale King	—	—	—	1,065	1,065	*
George R. Mrkonic, Jr.	—	1,405	—	3,764	5,169	*
Jill A. Soltau	—	—	—	983	983	*
William C. Rhodes III (4)	23,828	—	111,125	—	134,953	*
Jamere Jackson	41	—	11,500	—	11,541	*
Thomas B. Newbern	3,236	—	26,139	—	29,375	*
Philip B. Daniele	882	—	31,674	—	32,556	*
Preston B. Frazer (5)	1,604	—	18,514	—	20,118	*
All current directors and executive officers as a group (24) persons	60,361	4,822	347,293	19,686	432,162	2.5%

*	Less than 1%.
(1)	Includes shares that may be acquired immediately upon termination as a director by conversion of Stock Units.
(2)	Includes shares that may be acquired upon exercise of stock options either immediately or within sixty (60) days of October 23, 2023.
(3)	Includes fully-vested Restricted Stock Units that may be settled within sixty (60) days, one or five years after grant date or, termination of service as a director.
(4)	Includes 176 shares held as trustee of a trust for Mr. Rhodes’ son, 177 shares held as trustee of a trust for Mr. Rhodes’ daughter, 1,043 shares held as trustee of trusts for Mr. Rhodes’ nieces and nephews, 100 shares held as co-trustee of a trust for one of Mr. Rhodes’ siblings and 1,936 shares owned by a trust for Mr. Rhodes’ family in which his wife is trustee. Also includes 3,471 shares held by a charitable foundation for which Mr. Rhodes is president and a director and for which he shares investment and voting power.
(5)	Includes 875 shares held as trustee of a family trust and 20 shares owned by his spouse.

64	2023 Proxy Statement

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following entities are known by us to own more than five percent of our outstanding common stock:

Name and Address		Ownership
of Beneficial Owner	Shares	Percentage (1)
Vanguard Group, Inc. (2)	1,797,920	10.20%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc. (3)	1,368,521	7.76%
50 Hudson Yards
New York, NY 10001
JPMorgan Chase & Co. (4)	958, 829	5.44%
383 Madison Avenue
New York, NY 10179
FMR LLC (5)	922,447	5.23%
245 Summer Street
Boston, MA 02210

(1)	The ownership percentages are calculated based on the number of shares of AutoZone common stock outstanding as of October 23, 2023.
(2)	Amounts reported in the table are based on information contained in a Form 13F filed by Vanguard Group Inc. on August 14, 2023 for the quarter ending June 30, 2023. Based on information contained in a Schedule 13G/A filed on May 10, 2023 by The Vanguard Group (“Vanguard”), as of April 28, 2023, Vanguard beneficially owned 1,842,601 shares of common stock, including (a) 0 shares over which it had sole voting power, (b) 28,071 shares over which it had shared voting power, (c) 1,762,228 shares over which it had sole dispositive power and (d) 80,373 shares over which it had shared dispositive power.
(3)	Amounts reported in the table are based on information contained in a Form 13F filed by BlackRock, Inc. (“BlackRock”) on August 11, 2023 for the quarter ending June 30, 2023. Based on information contained in a Schedule 13G/A filed on February 3, 2023 by BlackRock, as of December 31, 2022, BlackRock beneficially owned 1,537,903 shares of common stock, including (a) 1,398,365 shares over which it had sole voting power and (b) 1,537,903 shares over which it had sole dispositive power.
(4)	Amounts reported in the table are based on information contained in a Form 13F filed by JPMorgan Chase & Co. (“JPM”) on August 11, 2023 for the quarter ending June 30, 2023. Based on information contained in a Schedule 13G/A filed on January 18, 2023 by JPM, as of December 30, 2022, JPM beneficially owned 1,202,506 shares of common stock, including (a) 1,121,491 shares over which it had sole voting power, (b) 2,609 shares over which it had shared voting power, (c) 1,201,204 shares over which it had sole dispositive power and (d) 778 shares over which it had shared dispositive power.
(5)	Amounts reported in the table are based on information contained in a Form 13F filed by FMR LLC (“FMR”) on August 11, 2023 for the quarter ending June 30, 2023. Based on information contained in a Schedule 13G filed on February 9, 2023 by FMR, as of December 30, 2022, FMR beneficially owned 1,036,942 shares of common stock, consisting entirely of shares over which it had sole dispositive power.

Delinquent Section 16(a) Reports

Securities laws require our executive officers, directors, and beneficial owners of more than ten percent of our common stock to file insider trading reports (Forms 3, 4, and 5) with the SEC and the NYSE relating to the number of shares of common stock that they own, and any changes in their ownership. To our knowledge, based solely on our records and certain written representations received from our executive officers and directors, during the fiscal year ended August 26, 2023, all persons related to AutoZone that are required to file these insider trading reports have filed them in a timely manner. Copies of the insider trading reports can be found on the AutoZone corporate website at investors.autozone.com.

2023 Proxy Statement	65

Equity Compensation Plans

The following table sets forth certain information as of August 26, 2023, with respect to compensation plans under which shares of AutoZone common stock may be issued.

			Number of securities
			remaining available for
	Number of securities to		future issuance under
	be issued upon exercise	Weighted-average	equity compensation
	of outstanding	exercise price of	plans (excluding
	options, warrants	outstanding options,	securities reflected
Plan Category	and rights	warrants and rights	in the first column)
Equity compensation plans approved by security holders (1)	1,027,588	$1,175.87	1,543,721
Equity compensation plans not approved by security holders (2)	438	74.21	—
Total	1,028,026	$1,175.40	1,543,721

(1)	Consists of the Amended 2011 Equity Plan, 2020 Omnibus Incentive Plan, the Employee Stock Purchase Plan, the Executive Stock Purchase Plan and the 2003 Director Compensation Plan. Column (a) consists of shares of common stock issuable upon exercise of outstanding options and upon vesting and payment of outstanding restricted stock units, stock appreciation rights and deferred shares under each of the foregoing plans. Restricted stock units and deferred shares are settled for shares of common stock on a one-for-one basis and have no exercise price. Accordingly, they have been excluded for purposes of computing the weighted-average exercise price in column (b). Column (c) consists of shares available for issuance pursuant to the 2020 Omnibus Incentive Plan, the Employee Stock Purchase Plan and the Executive Stock Purchase Plan.
(2)	Consists of the AutoZone, Inc. Second Amended and Restated Director Compensation Plan, which was approved by the Board but was not submitted for approval by the shareholders as then permitted under the rules of the NYSE. This plan was terminated in December 2002. Any outstanding awards consist of stock appreciation rights that may be converted into shares immediately upon termination as a director.

66	2023 Proxy Statement

GENERAL INFORMATION

Attending and Voting Information

During the Annual Meeting, the Company intends to answer questions that are pertinent to the Company and the official business of the Annual Meeting, subject to time constraints.

ELIGIBLE ATTENDEES OF THE ANNUAL MEETING. Only shareholders of record at the close of business on October 23, 2023 (the “Record Date”), or holders of a validly issued proxy, are entitled to attend and vote at the Annual Meeting. The only class of stock that can be voted at the Annual Meeting is our common stock, which is the only class of stock of AutoZone that is issued and outstanding. Each share of common stock is entitled to one vote on all matters that come before the Annual Meeting. At the close of business on the Record Date, we had 17,633,748 shares of common stock outstanding.

ANNUAL MEETING LOCATION. The Annual Meeting will be held at the J. R. Hyde III Store Support Center located at 123 S. Front St, Memphis, Tennessee 38103. You are encouraged to arrive early to allow sufficient time to secure parking and complete admission verification procedures.

ADMISSION REQUIREMENTS. To be admitted, you must present a government-issued photo identification, such as a driver’s license, state-issued ID card or passport, and proof of share ownership as of the Record Date. To prove ownership, shareholders of record will be verified against our list of registered shareholders, and beneficial shareholders, those who own their shares through an intermediary such as a bank or broker or other nominee, must show: an account statement showing their share ownership as of the Record Date; a copy of the voting instruction form or a valid legal proxy from the broker, trustee, bank or nominee holding the shares; a letter from a broker, trustee, bank or nominee holding the shares confirming the beneficial owner’s ownership as of the Record Date; or other similar evidence of ownership. We reserve the right to deny admittance to anyone who does not comply with these requirements as determined in our sole discretion. If you hold shares in a joint account, both owners can be admitted to the meeting if proof of joint ownership is provided and you both provide identification.

LIVE WEBCAST. A live, audio-only webcast and audio recording of the Annual Meeting will be available at investors.autozone.com for shareholders and interested guests.

HOW TO VOTE.

Prior to the Meeting: If you are a shareholder of record as of the record date, you can vote by telephone, on the Internet or by mail. We encourage you to vote by telephone or Internet, both of which are convenient, cost-effective, and reliable alternatives to returning your proxy card by mail.

On the Internet:	By Telephone:	By Mail:
You may vote on the Internet by following the instructions on the Notice or proxy card. If you vote on the Internet, you do not have to mail in your proxy card.	You may vote by telephone by following the instructions on the Notice or proxy card. If you submit your vote by telephone, you do not have to mail in your proxy card.	If you received printed proxy materials, you may vote by properly completing and signing the enclosed proxy card and returning it in the enclosed envelope.

If your shares are held in a brokerage account, bank, trust or another nominee as custodian, you are considered the “beneficial owner” of shares and will receive materials and voting instructions directly from your broker, bank, trustee or other nominee.

During the Meeting: You may vote your shares in-person at the annual meeting. See above for important information regarding who is eligible to attend the meeting and meeting admission requirements. Even if you plan to attend the meeting, we recommend that you vote in advance so that your vote will be counted if you later decide not to attend the meeting or fail to comply with the stated admission requirements.

2023 Proxy Statement	67

Multiple Notices and Voting Forms: If you hold shares in different formats (e.g. both as a “record holder” and a “beneficial owner”) or in multiple brokerage accounts, you will receive multiple notices or voting instruction forms. Please vote the shares represented by each notice, proxy card and/or voting instruction form you receive to ensure that all your shares are voted.

HOW VOTES ARE COUNTED. Your shares will be voted as you indicate on your proxy card. If you sign your card without indicating how you wish to vote, your shares will be voted FOR our nominees for director, FOR Ernst & Young LLP as independent registered public accounting firm, FOR the advisory vote on executive compensation, for holding the advisory vote on named executive officer compensation every ONE YEAR and in the proxies’ discretion on any other matter that may properly be brought before the Annual Meeting or any adjournment of the Annual Meeting. The votes will be tabulated and certified by our transfer agent, Computershare Inc. A representative of Computershare will serve as the inspector of election.

HOW TO CHANGE YOUR VOTE. You may revoke your proxy at any time before it is voted at the Annual Meeting by giving written notice to our Secretary that you have revoked the proxy, providing a valid later-dated proxy, providing a later-dated vote by telephone or Internet or by voting in person at the Annual Meeting. Any written notice should be sent to the Secretary at 123 South Front Street, Dept. 8074, Memphis, Tennessee 38103 and received no later than 5:00 p.m. Central Time on December 19, 2023. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record and following the instructions they’ve provided.

QUORUM REQUIREMENTS. Holders of a majority of the shares of the voting power of the Company’s common stock must be present in person or by proxy in order for a quorum to be present. Shares abstaining from voting and shares as to which a broker non-vote occurs are considered present for purposes of determining whether a quorum exists. If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the Meeting, without notice other than announcement at the Annual Meeting, until a quorum is present or represented. Any business which could have been transacted at the Annual Meeting as originally scheduled can be conducted at the adjourned meeting.

BROKER NON-VOTES. Broker non-votes occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the beneficial owner of the shares and the firm does not have the authority to vote the shares in its discretion.

MATTERS TO BE VOTED UPON. At the Annual Meeting, shareholders will be asked to vote on the following proposals:

Proposals		Board Recommendation	Voting Approval Standard	Abstentions	Broker Non-Votes
1.	Election of 10 directors	FOR	More votes For than Against	No effect	No effect
2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2023 fiscal year	FOR	More votes For than Against	No effect	No effect
3.	Approval of an advisory vote on the compensation of our named executive officers.	FOR	More votes For than Against	No effect	No effect
4.	Approval of frequency of advisory vote on named executive officer compensation	1 YEAR	Most votes for frequency	No effect	No effect

Shareholders also will transact any other business that may be properly brought before the Annual Meeting.

68	2023 Proxy Statement

ANNUAL REPORT. A copy of our Annual Report on Form 10-K for the fiscal year ended August 26, 2023 (the “FY23 Form 10-K”) has been posted online, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice. The FY23 Form 10-K is not incorporated into this Proxy Statement and is not considered proxy-soliciting materials. We filed our FY23 Form 10-K with the SEC on October 23, 2023 and will mail, without charge, a copy of such report, without exhibits to those who make a written request to our Secretary at 123 South Front Street, Dept. 8074, Memphis, Tennessee 38103.

REVIEWING PROXY MATERIALS ONLINE. The rules of the SEC allow us to furnish proxy materials to our shareholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide our shareholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting. Accordingly, this Proxy Statement and our annual report to security holders are available on our website at investors.autozone.com. Additionally, you may access our proxy materials at www.envisionreports.com/AZO.

REQUESTING A PRINTED COPY OF PROXY MATERIALS. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The Notice will instruct you as to how you may obtain a printed copy of our proxy materials at no charge. All requests for printed copies of proxy materials must be received by December 11, 2023.

COSTS OF SOLICITATION. AutoZone will pay all expenses incurred in this proxy solicitation. We also may make additional solicitations in person, by telephone, facsimile, e-mail, or other forms of communication. Brokers, banks, and others who hold our stock for beneficial owners will be reimbursed by us for their expenses related to forwarding our proxy materials to the beneficial owners.

2023 Proxy Statement	69

The 2024 Annual Meeting

Shareholders proposals and director nominations for consideration at the 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”) must be submitted in writing and mailed to AutoZone, Inc., Attention: Secretary, Post Office Box 2198, Dept. 8074, Memphis, Tennessee 38101-2198. The information provided below is a summary. Additional detail as to requirements and other related matters can be found in our By-Laws and/or certain rules adopted by the SEC, as applicable.

Shareholder Proposals for Inclusion in Proxy Statement. In order to propose an item of business to be considered for inclusion in our proxy materials relating to the 2024 Annual Meeting, eligible shareholders must submit proposals that comply with Rule 14a-8 under the Exchange Act. Such proposal must be received by our Secretary by July 2, 2024.

Director Nominations for Inclusion in the Proxy Statement. In order to nominate a director candidate for inclusion in our proxy statement relating to the 2024 Annual Meeting, a shareholder or group of shareholders must comply with the “proxy access” provision set forth in Article II, Section 10 of AutoZone’s By-Laws. This section provides that an individual eligible shareholder, or group of up to 20 eligible shareholders, must own 3% or more of AutoZone’s outstanding common stock continuously for at least the previous three years, and may nominate up to the greater of two individuals or 20% of the Board for inclusion in our proxy statement. Requests to include shareholder-nominated director candidates in our 2024 Proxy Statement must be received by our Corporate Secretary not earlier than August 22, 2024, and not later than September 21, 2024. The nominating shareholder(s) must provide certain information and meet the other specific requirements of our By-laws, and each nominee must meet the qualifications required by our By-laws.

Business Not for Inclusion in the Proxy Statement. In accordance with Article II, Section 2 of AutoZone’s By-Laws, shareholder proposals received after August 22, 2024, but before September 21, 2024, may be presented at the Annual Meeting, but will not be included in the Proxy Statement. Any shareholder proposal received on or after September 21, 2024, will not be eligible to be presented for a vote to the shareholders in accordance with our By-Laws.

Universal Proxy Rules for Director Nominations

In addition to satisfying the foregoing requirements under AutoZone’s By-laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than AutoZone’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. Such notice must be postmarked or transmitted electronically no later than October 21, 2024 or not later than the date that is 60 days prior to the one-year anniversary of the Annual Meeting if such meeting takes place on any day other than December 20, 2023.

70	2023 Proxy Statement

AutoZone VOTE

Your vote matters – here's how to vote!

Annual Meeting Proxy Card

A Proposals

1. Election of Directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Michael A. George	☐	☐	☐	02 - Linda A. Goodspeed	☐	☐	☐	03 - Earl G. Graves, Jr.	☐	☐	☐
04 - Enderson Guimaraes	☐	☐	☐	05 - Brian P. Hannasch	☐	☐	☐	06 - D. Bryan Jordan	☐	☐	☐
07 - Gale V. King	☐	☐	☐	08 - George R. Mrkonic, Jr.	☐	☐	☐	09 - William C. Rhodes, III	☐	☐	☐
10 - Jill A. Soltau	☐	☐	☐								

1 U P X

03VTOC

4. Advisory vote on the frequency of future advisory votes on named executive officer compensation. 1 Year 2 Years 3 Years Abstain Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals X – X and for every X YEARS on Proposal X. 01 - Michael A. George 04 - Enderson Guimaraes 07 - Gale V. King 02 - Linda A. Goodspeed 05 - Brian P. Hannasch 08 - George R. Mrkonic, Jr. 03 - Earl G. Graves, Jr. 06 - D. Bryan Jordan 09 - William C. Rhodes, III For Against Abstain For Against Abstain For Against Abstain 1UPX 10 - Jill A. Soltau Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03VTOC + + A Proposals 2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2024 fiscal year. 3. Approval of an advisory vote on the compensation of named executive officers. 1. Election of Directors: For Against Abstain q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card For Against Abstain The Board of Directors recommends a vote FOR Proposals 2 and 3. The Board of Directors recommends a vote FOR all director nominees. The Board of Directors recommends a vote for 1 YEAR on Proposal 4. NOTE: In accordance with their best judgment, the proxies named herein are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. Online Go to www.envisionreports.com/AZO or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/AZO Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59pm, Central Time, on December 19, 2023. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/AZO Notice of Annual Meeting of Shareholders Proxy Solicited by Board of Directors of AutoZone, Inc. for the Annual Meeting of Shareholders — December 20, 2023 I hereby appoint Jenna M. Bedsole and Priya A. Galante, and each of them, as proxies, with full power of substitution to vote all shares of common stock of AutoZone, Inc., which I would be entitled to vote at the Annual Meeting of AutoZone, Inc. to be held on Wednesday, December 20, 2023 at 8:00 a.m. CT on proposals 1, 2, 3 and 4 as I have specified, and in their discretion on other matters as may come before the meeting. This proxy, when properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted FOR the nominees, FOR proposals 2 and 3 and for 1 YEAR on proposal 4. (Items to be voted appear on reverse side) AutoZone, Inc. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Change of Address — Please print new address below. Comments — Please print your comments below. C Non-Voting Items + + Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/AZO The Annual Meeting of Shareholders of AutoZone, Inc. will be held on December 20, 2023, 8:00 a.m. Central Time J.R. Hyde III Store Support Center 123 S. Front Street Memphis, TN 38103